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Exhibit 10.2

ASSET PURCHASE AGREEMENT

by and among

REGAL CINEMAS, INC.

and

SIGNATURE THEATRES, LLC

TURLOCK CINEMAS, LLC

and

SIGNATURE DESERT CINEMAS, LLC

Dated April 26, 2004

i

	4.4.	Representations and Warranties	38
5.	COVENANTS OF SELLERS PRIOR TO CLOSING		39
	5.1.	Access and Investigation	39
	5.2.	Operation of the Business of Sellers	39
	5.3.	Negative Covenant	40
	5.4.	Required Approvals	40
	5.5.	Notification	41
	5.6.	Reasonable Best Efforts	41
	5.7.	Interim Financial Statements	41
	5.8.	Payment of Liabilities	41
	5.9.	Current Evidence of Title	41
	5.10.	Affiliate Guarantors	43
6.	COVENANTS OF BUYER PRIOR TO CLOSING		43
	6.1.	Required Approvals	43
	6.2.	Reasonable Best Efforts	44
	6.3.	Notification	44
7.	CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE		44
	7.1.	Accuracy of Representations	44
	7.2.	Seller's Performance	44
	7.3.	Consents	44
	7.4.	Additional Documents	45
	7.5.	No Injunction	45
	7.6.	No Conflict	45
	7.7.	Title Insurance	45
	7.8.	Governmental Authorizations	46
	7.9.	Environmental Report; Physical Inspection	46
	7.10.	Assigned Lease Estoppels	46
	7.11.	REA and DDA Estoppels	46
	7.12.	SNDAs	46
	7.13.	Memoranda of Lease	46
	7.14.	Merger Agreement	46
8.	CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE		47
	8.1.	Accuracy of Representations	47
	8.2.	Buyer's Performance	47
	8.3.	Additional Documents	47
	8.4.	No Injunction	47
	8.5.	Merger Agreement	47
9.	TERMINATION		48
	9.1.	Termination Events	48
	9.2.	Effect of Termination	48
10.	ADDITIONAL COVENANTS		48
	10.1.	Assistance in Proceedings	48
	10.2.	Retention of and Access to Records	49
	10.3.	Further Assurances	49
11.	INDEMNIFICATION; REMEDIES		49
	11.1.	Survival and Materiality	49
	11.2.	Indemnification and Reimbursement By Sellers	50
	11.3.	Indemnification and Reimbursement by Buyer	51
	11.4.	Limitations on Amount—Sellers	51
	11.5.	Limitations on Amount—Buyer	51

	11.6.	Time Limitations	51
	11.7.	Remedy	52
	11.8.	Third-Party Claims	52
	11.9.	Other Claims	53
	11.10.	Released Claims	53
	11.11.	Title Insurance	54
12.	GENERAL PROVISIONS		54
	12.1.	Expenses	54
	12.2.	Public Announcements; Confidentiality	54
	12.3.	Notices	55
	12.4.	Jurisdiction; Service of Process	57
	12.5.	Enforcement of Agreement	57
	12.6.	Waiver; Remedies Cumulative	57
	12.7.	Entire Agreement and Modification	57
	12.8.	Disclosure Schedule	57
	12.9.	Assignments, Successors and No Third-Party Rights; Several Liability	58
	12.10.	Desert Representative	58
	12.11.	Severability	59
	12.12.	Construction	59
	12.13.	Governing Law	59
	12.14.	Execution of Agreement	59

LIST OF EXHIBITS

Exhibit 2.7(a)(i)	Bill of Sale, Assignment and Assumption
Exhibit 2.7(a)(ii)	Trademark License Agreement
Exhibit 2.7(a)(v)	Lease Assignment and Assumption
Exhibit 2.7(a)(vii)	Philip Harris Consulting Agreement
Exhibit 2.7(a)(viii)(A)	Philip Harris Non-Competition Agreement
Exhibit 2.7(a)(viii)(B)	George Mann Non-Competition Agreement
Exhibit 2.7(a)(viii)(C)	Seller Non-Competition Agreement
Exhibit 2.7(a)(ix)	Holdback Escrow Agreement
Exhibit 2.7(a)(xii)	Certificate of Non-Foreign Status
Exhibit 2.7(a)(xv)	Statement of Documentary Transfer Tax
Exhibit 2.7(a)(xix)	Grant Deed
Exhibit 2.7(a)(xx)	Letter Agreement—Theatre Advertising
Exhibit 2.7(a)(xxi)	Letter Agreement—Concessions Inventories
Exhibit 2.12A	Lessor Consent and Estoppel
Exhibit 2.12B	Related Party Lessor Consent and Estoppel
Exhibit 7.4(a)	Opinion of Sellers' Counsel
Exhibit 8.3(b)	Opinion of Buyer's Counsel

SCHEDULES

Schedule 2.1(a)	Assigned Leases
Schedule 2.1(b)	Purchased Real Property
Schedule 2.1(g)	Purchased Contracts
Schedule 2.4(a)(v)	VIP Courtesy Passes
Schedule 2.5	Allocation of the Purchase Price
Schedule 2.7(a)(x)	Amendments to the Assigned Leases
Schedule 2.7(c)	Documents to be Distributed to Sellers and Buyer by Closing Escrow Holder
Schedule 2.10	Lender Payoffs
Schedule 3.1(a)	Foreign Qualifications
Schedule 3.1(c)	Ownership of Other Securities
Schedule 3.2(b)	Disclosed Conflicts
Schedule 3.2(c)	Required Consents
Schedule 3.3	Capitalization
Schedule 3.4(b)	Theatre Level Cash Flows
Schedule 3.6(b)	Assigned Leases—Default
Schedule 3.6(c)	Assigned Leases—Termination Rights
Schedule 3.6(d)	Assigned Leases—Terms
Schedule 3.6(e)	Leased Real Property
Schedule 3.6(f)	Unrecorded Documents
Schedule 3.6(g)	Tangible Personal Property
Schedule 3.6(h)	Permitted Non-Real Property Encumbrances
Schedule 3.6(i)	Voluntary Monetary Lien
Schedule 3.7(a)	Eminent Domain
Schedule 3.7(b)	Violations
Schedule 3.9	Undisclosed Liabilities
Schedule 3.10(a)	Contested Taxes and Extensions
Schedule 3.10(b)	Tax Matters
Schedule 3.10(c)	Tax Assessments or Deficiencies
Schedule 3.12(a)	Employee Benefit Plans
Schedule 3.12(d)	Contributions
Schedule 3.12(k)	Welfare Plans
Schedule 3.13(a)	Legal Requirements
Schedule 3.13(b)	Governmental Authorizations
Schedule 3.14(a)	Legal Proceedings
Schedule 3.14(b)	Orders
Schedule 3.15	Absence of Certain Changes and Events
Schedule 3.16(a)	List of Material Contracts
Schedule 3.16(b)	Contract Consents
Schedule 3.16(c)	Contract Matters
Schedule 3.17	Insurance
Schedule 3.18	Environmental
Schedule 3.18(b)	Environmental Reports
Schedule 3.19(b)	Labor Matters
Schedule 3.21	Affiliate Transactions
Schedule 5.10	Affiliate Guarantees and Affiliate Guarantors

v

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement ("Agreement") is dated April 26, 2004, by and among Regal Cinemas, Inc., a Tennessee corporation ("Buyer"), Signature Theatres, LLC, a California limited liability company ("Signature"), Turlock Cinemas, LLC, a California limited liability company ("Turlock") and Signature Desert Cinemas, LLC, a Delaware limited liability company ("Desert") (Signature, Turlock and Desert are sometimes collectively referred to herein as "Sellers" and individually as "Seller").

RECITALS

        Whereas, each Seller desires to sell, and Buyer desires to purchase, the Purchased Assets of each Seller for the consideration and on the terms set forth in this Agreement.

        Now, therefore, the parties, intending to be legally bound, agree as follows:

RECITALS

1.     DEFINITIONS AND USAGE

        1.1.    Definitions

        For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

          "2002 Agreement"—as defined in Section 12.2(b).

          "Accounts Receivable"—(a) all trade accounts receivable and other rights to payment from customers of a Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered to customers of a Seller, (b) all other accounts or notes receivable of a Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

          "Affiliate"—of a Person means any other Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. "Control"—means the possession of power, directly or indirectly, to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

          "Affiliate Guarantees"—as defined in Section 5.10.

          "Affiliate Guarantor"—a guarantor under any of the Affiliate Guarantees that is identified on Schedule 5.10.

          "Appurtenances"—any and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Real Property, including all easements appurtenant to and for the benefit of any Real Property (a "Dominant Parcel") for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is necessary or appropriate, and any and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

          "Assigned Leases"—as defined in Section 2.1(a).

          "Assumed Liabilities"—as defined in Section 2.4(a).

          "Balance Sheet"—as defined in Section 3.4(a).

          "Basket"—as defined in Section 11.4(d).

          "Bill of Sale, Assignment and Assumption "—as defined in Section 2.7(a)(i).

          "Breach Notice"—as defined in Section 11.1(a)(ii).

          "Business Day"—any day other than (a) Saturday or Sunday or (b) any other day on which banks in California or Tennessee are permitted or required to be closed.

          "Buyer"—as defined in the first paragraph of this Agreement.

          "Buyer Group"—as defined in Section 5.1(a).

          "Buyer Indemnified Persons"—as defined in Section 11.2.

          "Buyer's Closing Documents"—as defined in Section 4.2.

          "Claim Notice"—as defined in Section 11.8(a).

          "Closing Consideration"—as defined in Section 2.3(a).

          "Closing"—as defined in Section 2.6(a).

          "Closing Date"—the date on which the Closing actually takes place.

          "Closing Deadline" means September 30, 2004.

          "Closing Escrow"—as defined in Section 2.6(b).

          "Closing Escrow Holder"—as defined in Section 2.6(b).

          "COBRA"—as defined in Section 3.12(h).

          "Code"—the Internal Revenue Code of 1986.

          "Concessions Inventories"—inventories of food and beverage and related concessions inventory and supplies of a Seller, wherever located, used in connection with or at the Leased Real Property or the Purchased Real Property.

          "Concessions Letter Agreement"—as defined in Section 2.7(a)(xxi).

          "Consent"—any approval, consent, ratification, waiver or other authorization.

          "Construction Escrows"—means the amounts held back in escrow pursuant to the terms of the Development Agreements.

          "Construction Escrow Holder"—means First American.

          "Consulting Agreement"—as defined in Section 2.7(a)(vii).

          "Contemplated Transactions"—all of the transactions contemplated by this Agreement.

          "Contract"—any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

          "DDA"—any disposition and development agreement relating to any Leased Real Property or Purchased Real Property.

          "Damages"—as defined in Section 11.2.

          "Defined Benefit Plan"—any Employee Plan that is or was a "defined benefit plan" as such term is defined in ERISA Section 3(35).

          "Desert Representative"—as defined in Section 12.10.

          "Development Agreements"—means the Development Agreement for the Ukiah 6 (Ukiah, California) theatre, the Development Agreement for the Stockton Holiday 8 (Stockton, California) theatre and the Development Agreement for the Signature Palm Springs theatre.

          "Disapproved Exceptions"—as defined in Section 5.9(a)(B).

          "Disclosure Schedule" or "Schedule"—the disclosure schedules delivered by each Seller to Buyer concurrently with the execution and delivery of this Agreement.

          "Due Diligence Deadline"—June 2, 2004.

          "Effective Time"—11:59 p.m. on the Closing Date.

          "Employee Plans"—as defined in Section 3.12(a).

          "Encumbrance"—any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

          "Environmental Claims" means all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders, notices of potential responsibility, losses, damages (including, without limitation, diminution in value), liabilities, sanctions, costs and expenses, including, without limitation, interest, penalties and attorneys' and experts' fees and disbursements, based on arising out of or otherwise relating to Environmental Laws, Hazardous Materials, or other environmental matters.

          "Environmental Laws" means any Legal Requirements (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), relating to the generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or the protection of human health or safety, natural resources, or the environment.

          "Environmental Permits" means any permits, licenses, certificates and approvals required under any Environmental Law.

          "ERISA"—the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate"—as defined in Section 3.12(a).

          "Exchange Act"—the Securities Exchange Act of 1934.

          "Excluded Assets"—as defined in Section 2.2.

          "Final Settlement Statement"—as defined in Section 2.8(e).

          "First American"—means First American Title Insurance Company located at 550 South Hope Street, Suite 1950, Los Angeles, California 90071 to the attention of Mary Owens, Vice President, National Account Manager.

          "GAAP"—generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.

          "Gift Certificate Obligations"—all obligations to honor gift certificates, special activities tickets and similar instruments sold by a Seller prior to the Closing Date in accordance with each such certificate's or similar instrument's terms.

          "Grant Deed"—as defined in Section 2.7(a)(xix).

          "Governing Documents"—with respect to any particular entity, (a) if a limited liability company, the articles of organization and operating agreement; (b) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (c) all equity holders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (d) any amendment or supplement to any of the foregoing.

          "Governmental Authorization"—any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement including without limitation any consent required under the HSR Act or any variance, conditional use permit, special use permit, non-conforming use permit or other zoning or land use permit.

          "Governmental Body"—any (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

          "Hazardous Materials" means any wastes, substances, radiation, or materials (whether solids, liquids or gases) (a) which are listed, defined, or otherwise subject to regulation under any Environmental Law; (b) which contain petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (c) which consist of toxic mold.

          "Holdback Escrow Agent"—shall mean First American.

          "Holdback Escrow Agreement"—as defined in Section 2.7(a)(ix).

          "Holdback Escrow Amount"—as defined in Section 2.9.

          "HSR Act"—the Hart-Scott-Rodino Antitrust Improvements Act.

          "Indemnified Person"—as defined in Section 11.8(a).

          "Indemnifying Person"—as defined in Section 11.8(a).

          "Intellectual Property Assets"—all intellectual property owned, licensed (as licensor or licensee), or otherwise used by a Seller, including without limitation, (a) a Seller's name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications, logos, slogans, trade dress, and the goodwill of the business symbolized by the foregoing; (b) all patents, patent applications, together will all reissuances, continuations, revisions, extensions and reexaminations thereof, and inventions and discoveries that may be patentable; (c) all registered and unregistered copyrights in both published works and unpublished works, including copyright applications, and all other copyrightable works; (d) all rights in mask works; (e) all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints; and (f) all rights in internet web sites and internet domain names presently used by a Seller.

          "Inventories"—inventories of a Seller, wherever located, used in connection with or at the Leased Real Property or the Purchased Real Property, including Concessions Inventories.

          "IRS"—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

          "Knowledge of Seller" or "Seller's Knowledge"—the actual knowledge of Philip Harris, George Mann or Clyde Cornell after reasonable inquiry of the employees of Sellers and Philip Harris & Associates, Inc. and their agents and representatives.

          "Known Breaches"—as defined in Section 11.1(a)(i).

          "Lease"—any lease of Real Property or any rental agreement, license, or other occupancy agreement pertaining to the leasing or use of Real Property to which any Seller is a party.

          "Lease Assignment and Assumption"—as defined in Section 2.7(a)(v).

          "Leased Real Property"—means that portion of the Real Property demised under the Assigned Leases.

          "Legal Requirement"—any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

          "Lessor Consent and Estoppel"—as defined in Section 2.12.

          "Liability"—with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

          "Material Adverse Effect"—as defined in Section 3.1(a).

          "Material Contracts"—as defined in Section 3.16(a).

          "Minimum Concessions Inventories"—means an amount of Concessions Inventories per theatre included in the Leased Real Property and the Purchased Real Property to operate such theatre on a Friday during the summer months.

          "Minimum Funding Plan"—any Employee Plan subject to the minimum funding standards of Code Section 412.

          "Multiemployer Plan"—any "multiemployer plan" as such term is defined in ERISA Section 3(37).

          "Noncompetition Agreements"—as defined in Section 2.7(a)(viii).

          "Non-Real Property Encumbrances"—as defined in Section 3.6(h).

          "Occupational Safety and Health Law"—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

          "Order"—any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

          "Ordinary Course of Business"—an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors, managers, shareholders or members of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

          "Other Closing Documents"—as defined in Section 2.7(a)(vi).

          "Permitted Encumbrances"—collectively, the Permitted Non-Real Property Encumbrances and the Permitted Real Property Encumbrances.

          "Permitted Non-Real Property Encumbrances"—as defined in Section 3.6(h).

          "Permitted Real Property Encumbrances"—(a) liens for real property taxes and assessments not yet delinquent; (b) any Encumbrance affecting the Leased Real Property or the Purchased Real Property created by or with the consent of Buyer; and (c) those title exceptions affecting the Leased Real Property or the Purchased Real Property that are approved or deemed approved by Buyer in accordance with Section 5.9.

          "Person"—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

          "Predecessor Tenant"—a predecessor tenant (including its general partners, if any) that has continuing contingent liability under an Assigned Lease and that is identified on Schedule 5.10.

          "Preliminary Settlement Statement"—as defined in Section 2.8(a).

          "Proceeding"—any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          "Post Closing Settlement Statement"—as defined in Section 2.8(d)

          "Purchase Price"—as defined in Section 2.3(a).

          "Purchased Assets"—as defined in Section 2.1.

          "Purchased Contracts"—as defined in Section 2.1(g).

          "Purchased Real Property"—as defined in Section 2.1(b).

          "REAs"—all reciprocal easement agreements benefiting or burdening any Leased Real Property or Purchased Real Property to which a Seller is a party or by which a Seller is bound.

          "Real Property"—(i) with respect to Signature and Turlock, means all real property leased, subleased or otherwise occupied by Signature or Turlock as applicable and (ii) with respect to Desert means all real property owned, leased, subleased or otherwise occupied by Desert.

          "Reasonable Best Efforts"—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Reasonable Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, to expend any material funds or to incur any other material burden.

          "Record"—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

          "Related Party Lessor Consent and Estoppel"—as defined in Section 2.12(e).

          "Related Party Contract"—means any Assigned Lease, Contract or other agreement to which a Seller is a party with another Person who is an Affiliate of such Seller or a member of such Seller.

          "Release"—means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Materials into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems or any exposure to Hazardous Materials.

          "Released Claims"—means any claim of a Buyer Indemnified Person (other than claims arising in accordance with Section 11.2(a) or (b)) based upon (a) defects, latent or patent, in the physical condition of the Leased Real Property, the Purchased Real Property or the Tangible Personal Property, including, without limitation, the compliance of the Leased Real Property or Purchased Real Property with any Legal Requirement, (b) the fitness of the Leased Real Property, the Purchased Real Property and the Tangible Personal Property for Buyer's intended use thereof or (c) Subject to Liabilities.

          "Remediation"—means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

          "Representatives"—with respect to a Seller, means its managers, members, officers, employees, affiliates, or representatives (including, without limitation, financial advisors, attorneys or accountants) and with respect to Buyer, means it directors, officers, employees, affiliates or representatives (including, without limitation, financial advisors, attorneys or accountants).

          "Restricted Contracts"—as defined in Section 2.11(a).

          "Retained Liabilities"—as defined in Section 2.4(b).

          "Scheduled Closing Date"—as defined in Section 2.6(a).

          "Seller(s)"—as defined in the first paragraph of this Agreement.

          "Seller Indemnified Persons"—as defined in Section 11.3.

          "Seller Parties"—as defined in Section 3.18(b).

          "Seller's Closing Documents"—as defined in Section 3.2(a).

          "Seller's Possession"—means, with respect to the applicable Seller, either (i) physically located in the offices of Sellers or Philip Harris & Associates, Inc. (ii) physically located at any of such Seller's Leased Real Property or Purchased Real Property or (iii) in the possession or control of the representatives or agents of Seller or Philip Harris & Associates, Inc.

          "Sellers' Premium Portion"—as defined in Section 12.1.

          "Software"—all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

          "Subject To Liabilities"—Encumbrances (other than those that Sellers either covenant to or elect to remove pursuant to Section 5.9) which affect the Leased Real Property or the Purchased Real Property to the extent such Encumbrances are the obligation, or diminish the rights, of the lessee or sublessee, as applicable, under the Assigned Leases or the owner thereof with respect to the Purchased Real Property and of which the Sellers have no Knowledge prior to the Effective Time.

          "Subsidiary"—with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

          "Tangible Personal Property"—all machinery, equipment, tools, furniture, furnishings, fixtures, appliances, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by a Seller (wherever located and whether or not carried on a Seller's books) which is used or useful solely or primarily in connection with a Seller's use, occupancy and operation of the Leased Real Property, the Purchased Real Property or other Purchased Assets, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

          "Tax"—any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

          "Tax Return"—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

          "Theatre Level Cash Flows"—as defined in Section 3.4(b).

          "Third Party"—a Person that is not a party to this Agreement.

          "Third-Party Claim"—any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

          "Title Company"—means First American.

          "Title Documents"—as defined in Section 5.9(a)(i).

          "Title Policies"—as defined in Section 5.9(a)(iii).

          "Trademark License Agreement"—as defined in Section 2.7(a)(ii).

          "Welfare Plan"—any "employee welfare benefit plan" as such term is defined in ERISA Section 3(1).

        1.2.    Usage.

          (a)    Interpretation.    In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; (viii) "or" is used in the inclusive sense of "and/or"; (ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and (x) references to documents, instruments or agreements shall be deemed to refer as well to annexes, all addenda, exhibits, schedules or amendments thereto.

          (b)    Accounting Terms and Determinations.    Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

          (c)    Legal Representation of the Parties.    This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.     SALE AND TRANSFER OF PURCHASED ASSETS; CLOSING

        2.1.    Purchased Assets to be Sold.

        Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, each Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from each Seller, all of each Seller's right, title and interest in and to the following property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located:

          (a)   such Seller's interests in, to and under all of the Leases listed or otherwise identified in Schedule 2.1(a) (the "Assigned Leases") and in and to all of the Leased Real Property leased or otherwise demised to the Seller under the Assigned Leases;

          (b)   Desert's fee interest in the Real Property identified in Schedule 2.1(b) including any buildings or improvements located thereon (the "Purchased Real Property");

          (c)   any buildings or improvements located on the Leased Real Property demised under the Assigned Leases;

          (d)   any Appurtenances which benefit the Leased Real Property or the Purchased Real Property including, without limitation, any REAs, DDAs, rights of way, easements and licenses to the extent benefiting such leasehold or fee interests under the Assigned Leases or the Purchased Real Property;

          (e)   all Tangible Personal Property, including those items listed in Schedule 3.6(g);

          (f)    all Inventories (except to the extent specified in Section 2.2(j));

          (g)   the Contracts listed in Schedule 2.1(g) (not including the Assigned Leases listed on Schedule 2.1(a)) ("Purchased Contracts");

          (h)   all Governmental Authorizations, and all pending applications therefor or renewals thereof, listed in Schedule 3.13(b) and held by a Seller relating to the Purchased Assets;

          (i)    all data and Records related to the operation of the Purchased Assets, including client and customer lists and Records, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and, subject to Legal Requirements, copies of all personnel Records;

          (j)    all property insurance benefits, including rights and proceeds, claimed in connection with Purchased Assets impaired as of the Closing Date;

          (k)   all claims of any Seller against third parties arising out of or relating to the Assumed Liabilities, whether known or unknown, contingent or noncontingent and all claims of any Seller against third parties relating to any Purchased Asset impaired as of the Closing Date, whether known or unknown, contingent or noncontingent;

          (l)    all rights of a Seller relating to deposits, prepaid rents, and prepaid expenses, claims for refunds and rights to offset in respect thereof that are related to the Purchased Assets;

          (m)  all theatre cash remaining on the Closing Date in the theatres being acquired as part of the Leased Real Property or the Purchased Real Property in an amount that varies per theatre and will be agreed upon in writing before the Due Diligence Deadline; and

          (n)   all goodwill associated with the Purchased Assets.

        All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Purchased Assets." Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Purchased Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

        2.2.    Excluded Assets.    Notwithstanding anything elsewhere in this Agreement, all of the assets of a Seller not specifically listed in Section 2.1 (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of the applicable Seller after the Closing, including:

          (a)   all cash, cash equivalents and short-term investments (except as specified in 2.1(l));

          (b)   all Accounts Receivable;

          (c)   all minute books, stock Records and tax records;

          (d)   all insurance policies and rights thereunder (except to the extent specified in Section 2.1(i));

          (e)   all Contracts of a Seller that are not listed in Schedule 2.1(a) or Schedule 2.1(g), including all Contracts of a Seller that are concession arrangements, beverage agreements, and theatre advertising arrangements;

          (f)    all Intellectual Property Assets;

          (g)   all personnel Records and other Records that a Seller is required by law to retain in its possession;

          (h)   all claims for refund of Taxes and other governmental charges of whatever nature;

          (i)    all rights in connection with and assets of the Employee Plans;

          (j)    Concessions Inventories in excess of the Minimum Concessions Inventories except as agreed to in the Concessions Letter Agreement; and

          (k)   all shares of capital stock or other ownership interest in any other Person.

        2.3.    Consideration; Delivery of Funds.

          (a)   In consideration for the Purchased Assets and each Seller's performance of its respective obligations under this Agreement, Buyer shall pay an aggregate purchase price (the "Purchase Price") of (i) $166,442,786 plus or minus the adjustments to the Purchase Price pursuant to Section 2.8 (the "Closing Consideration") and (ii) the assumption by Buyer of the Assumed Liabilities. At Closing, in accordance with Section 2.7(b)(i), (ii), (iii) and (iv), Buyer shall pay through the Closing Escrow Holder by wire transfer in immediately available United States funds (A) to Sellers, the Closing Consideration (x) less the Holdback Escrow Amount (y) less the amounts payable to lenders pursuant to Section 2.10 and (z) with respect to Signature, less the Construction Escrows, (B) to the lenders, the amounts payable pursuant to Section 2.10, (C) to the Holdback Escrow Agent pursuant to the Holdback Escrow Agreement, the Holdback Escrow Amount and (D) to the Construction Escrow Holder pursuant to the Development Agreements, the Construction Escrows. The Closing Consideration (I) less the Holdback Escrow Amount (II) less the amounts paid to lenders pursuant to Section 2.10 and (III) and with respect to Signature, less the Construction Escrows shall be allocated among the Sellers consistent with the allocation of the Purchase Price on Schedule 2.5 after adjusting for the effect of the reductions, if any, pursuant to clause (II) and/or clause (III) for the applicable Seller(s) only.

          (b)   All funds required to be delivered to the Closing Escrow Holder pursuant to this Agreement shall be delivered on the Closing Date by wire transfer of immediately available funds, prior to the time at which the Title Company shall record documents pursuant to Section 2.7(c) hereof, but not later than 9:30 a.m. Los Angeles time, pursuant to such wiring instructions as Closing Escrow Holder shall provide to Buyer and Sellers. All funds required to be delivered by the Closing Escrow Holder to Sellers on the Closing Date pursuant to this Agreement shall be delivered by wire transfer of immediately available funds pursuant to wiring instructions to be delivered to the Closing Escrow Holder prior to the Closing Date.

        2.4.    Liabilities.    (a)    Assumed Liabilities.    On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of a Seller with respect to the Purchased Assets (the "Assumed Liabilities"):

              (i)  all Liabilities under Purchased Assets that arise after the Effective Time and relate to facts, circumstances or conditions existing, initiated or occurring after the Effective Time (except as set forth in Section 2.4(b) below);

             (ii)  all Liabilities arising after the Effective Time for a Seller's obligations under Permitted Encumbrances;

            (iii)  Taxes to be paid or assumed by Buyer pursuant to Section 2.8;

            (iv)  the Gift Certificate Obligations; and

             (v)  a Seller's obligations to honor (without charge to the holder thereof) those "VIP courtesy passes" listed on Schedule 2.4(a)(v) through the stated expiration date of such courtesy passes.

          (b)    Retained Liabilities.    The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the applicable Seller. "Retained Liabilities" shall mean every Liability of Sellers other than the Assumed Liabilities, including without limitation:

              (i)  any Liability under any Purchased Assets that arises after the Effective Time but that relates to facts, circumstances or conditions that occurred prior to the Effective Time including without limitation any breach or non-compliance of a Purchased Contract or an Assigned Lease;

             (ii)  any Liability for Taxes, including (A) any Taxes arising as a result of a Seller's operation of its business or ownership of the Purchased Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement (including but not limited to any documentary transfer taxes or sales taxes payable in connection with the sale by each Seller to Buyer of the Purchased Assets), (C) any deferred Taxes of any nature, and (D) Taxes related to the Excluded Assets. Notwithstanding anything to the contrary in this Agreement, any supplemental taxes for the period after the Closing or increase in taxes resulting from the sale by each Seller to Buyer of the Assigned Leases or the Purchased Real Property shall be payable by Buyer. Notwithstanding anything to the contrary contained in this Agreement, each Seller reserves the right to meet with governmental officials and to contest any reassessment or assessment of the Leased Real Property, the Purchased Real Property or any portion thereof and to attempt to obtain a refund for any Taxes previously paid by such Seller. Each Seller shall retain all rights with respect to any refund of Taxes to the extent applicable to any period through the Closing Date, inclusive;

            (iii)  any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to a Seller's credit facilities or any security interest related thereto;

            (iv)  any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, COBRA, or any other employee plans or benefits of any kind for a Seller's employees or former employees or both;

             (v)  any Liability under any employment, severance, retention or termination agreement with any employee of a Seller or any of its Affiliates;

            (vi)  any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

           (vii)  any Liability of a Seller to any member or Affiliates of such Seller or any member;

          (viii)  any Liability to indemnify, reimburse or advance amounts to any manager, officer, director, employee or agent of a Seller;

            (ix)  any Liability to distribute to any of a Seller's members or otherwise apply all or any part of the consideration received hereunder;

             (x)  any Liability arising out of any Proceeding pending as of the Effective Time;

            (xi)  any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

           (xii)  any Liability arising out of or resulting from a Seller's compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

          (xiii)  any Liability relating to or arising from facts, circumstances, or conditions existing, initiated or occurring prior to the Effective Time, which has or will result in Liability to a Seller or Buyer under Environmental Law;

          (xiv)  any Liability of a Seller based upon a Seller's acts or omissions occurring after the Effective Time;

           (xv)  any Liability arising out of the ownership or operation of the Purchased Assets attributable to a Seller prior to the Effective Time; and

          (xvi)  any Liability relating or arising from the Excluded Assets.

        2.5.    Allocation.    The Purchase Price shall be allocated separately to each of the Assigned Leases, the Purchased Real Property and the other Purchased Assets in accordance with Schedule 2.5. At and after the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code, payment of documentary transfer tax, any re-assessments of the value of the Leased Real Property or Purchased Real Property pursuant to California Revenue and Taxation Code Section 60 et seq. and withholding pursuant to California Revenue and Taxation Code Section 18662 et seq. Buyer shall prepare and deliver IRS Form 8594 to each Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Sellers shall contend or represent that such allocation is not a correct allocation. The parties acknowledge and agree that (i) Schedule 2.5 attached upon the execution of this Agreement is preliminary and is based upon Seller's projected balance sheet as of May 31, 2004, (ii) the applicable Sellers will spend additional funds in connection with the construction projects that are the subject of the Development Agreements through the Closing Date, and (iii) that there will be other accounting adjustments to reflect that the Scheduled Closing Date is other than at the end of a month. Consistent with the application of accounting principles used to prepare the original Schedule 2.5, each Seller shall prepare and deliver a revised Schedule 2.5 to the Buyer within 60 days after the Closing. Such revised Schedule 2.5 shall be subject to Buyer's approval and in the event the parties can not agree to the revised Schedule 2.5, then the parties shall resolve the dispute as set forth in Section 2.8(e).

        2.6.    Closing.

          (a)   The purchase and sale provided for in this Agreement (the "Closing") will take place on the later of (i) June 17, 2004 (the "Scheduled Closing Date") or (ii) the date that is five (5) Business Days following the satisfaction and/or waiver of all conditions to Closing set forth in Sections 7 and 8 (other than those conditions contemplated to be satisfied at the Closing), unless Buyer and Sellers otherwise agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

          (b)   Upon execution of this Agreement, the parties hereto shall open an escrow (the "Closing Escrow") by depositing with Title Company, in its capacity as escrow holder for this transaction ("Closing Escrow Holder") an executed counterpart of this Agreement. All escrow instructions shall be addressed to Closing Escrow Holder, to the attention of Mary Owens, who shall be responsible, on behalf of the Closing Escrow Holder, for the escrow under this Agreement. This Agreement shall serve as the instructions to the Closing Escrow Holder for consummation of the purchase and sale contemplated hereby. The Closing Escrow Holder shall signify its acknowledgment and agreement to the escrow instructions contained herein by execution of the acknowledgment immediately following the signature page hereof. Sellers and Buyer shall execute such supplemental escrow instructions as may be appropriate to enable the Closing Escrow Holder to comply with the terms of this Agreement. In the event of any conflict between the provisions of this Agreement and any supplemental escrow instructions executed by either Buyer or a Seller, but not all parties, the terms of this Agreement shall control. In the event of any conflict between the provisions of this Agreement and any supplemental escrow instructions executed by Buyer and Sellers, the terms of such supplemental escrow instructions shall control. Written instructions to the Closing Escrow Holder from Sellers' counsel, in the case of Sellers, or from Buyer's counsel, in the case of Buyer, shall be deemed given by, and shall be binding upon, the party whose counsel gave such instructions to the Closing Escrow Holder, provided that escrow instructions given by counsel may be supplemental to, but not inconsistent with, the terms of this Agreement.

        2.7.    Closing Obligations.    In addition to any other documents to be delivered under other provisions of this Agreement, including without limitation under this Article II, Section 7.4 or Section 8.3, at the Closing:

          (a)   Each of the Sellers shall deliver as applicable:

              (i)  to Buyer, two original counterparts of the bill of sale, assignment and assumption agreement substantially in the form of Exhibit 2.7(a)(i) (the "Bill of Sale, Assignment and Assumption")" executed by such Seller;

             (ii)  to Buyer, two original counterparts to the trademark license agreement substantially in the form of Exhibit 2.7(a)(ii) ("Trademark License Agreement") executed by such Seller;

            (iii)  to Buyer, two original counterparts to the Development Agreement for the Ukiah 6 (Ukiah, California) theatre in a form mutually agreed upon by Buyer and the applicable Seller prior to the Due Diligence Deadline, executed by Philip Harris & Associates, Inc. and the consents thereto executed by the applicable Seller and the Architect and Contractor named therein;

            (iv)  to Buyer, two original counterparts to the Development Agreement for the Stockton Holiday 8 (Stockton, California) theatre in a form mutually agreed upon by Buyer and the applicable Seller prior to the Due Diligence Deadline, executed by Philip Harris & Associates, Inc. and the consents thereto executed by the applicable Seller and the Architect and Contractor named therein;

             (v)  to Closing Escrow Holder, for each Assigned Lease, two original counterparts of an assignment and assumption agreement duly executed and acknowledged by such Seller, substantially in the form of Exhibit 2.7(a)(v) and otherwise in recordable form (the "Lease Assignment and Assumption"), together with a separate statement of the documentary transfer tax, if any, due in connection with the recording of the corresponding Lease Assignment and Assumption (to the extent separate statements are permitted in Hawaii), it being agreed that such transfer tax shall not be shown on the face of the corresponding Lease Assignment and Assumption; it also being agreed that the fee or penalty, if any, for non-filing of any required preliminary change of ownership report shall be paid by Buyer in lieu of the filing of such a report;

            (vi)  to Buyer or Closing Escrow Holder, as applicable, such other bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by such Seller ("Other Closing Documents");

           (vii)  to Buyer, two original counterparts to the consulting agreement substantially in the form of Exhibit 2.7(a)(vii), executed by Philip Harris III (the "Consulting Agreement");

          (viii)  to Buyer, (A) two original counterparts to the noncompetition agreement substantially in the form of Exhibit 2.7(a)(viii)(A), executed by Philip Harris III, (B) two original counterparts to the noncompetition agreement substantially in the form of Exhibit 2.7(a)(viii)(B), executed by George Mann, and (C) two original counterparts to the noncompetition agreement substantially in the form of Exhibit 2.7(a)(viii)(C), executed by each Seller (the "Noncompetition Agreements");

            (ix)  to Buyer, five original counterparts to the escrow agreement substantially in the form of Exhibit 2.7(a)(ix), executed by Sellers and the Holdback Escrow Agent (the "Holdback Escrow Agreement");

             (x)  to the Closing Escrow Holder, two original counterparts of the amendments to the Assigned Leases described on Schedule 2.7(a)(x), executed by the applicable Seller;

            (xi)  to Buyer, two original counterparts of the certificate executed by such Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to such Seller's compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

           (xii)  to the Closing Escrow Holder, one original of a certificate of non-foreign status of such Seller in the form of Exhibit 2.7(a)(xii) attached hereto;

          (xiii)  to Buyer, a certificate of the manager or other governing body of such Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of such Seller, certifying and attaching all requisite resolutions or actions of such Seller's governing bodies and members approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers or managers of such Seller executing this Agreement and any other document relating to the Contemplated Transactions;

          (xiv)  to Buyer, lien releases, Uniform Commercial Code termination statements and other similar documents as may be necessary to provide reasonable evidence that all items of intangible personal property, Tangible Personal Property and fixtures comprising Purchased Assets are free and clear of Encumbrances, other than Permitted Encumbrances;

           (xv)  to the Closing Escrow Holder, if Buyer and Seller reasonably determine that documentary transfer tax is payable in connection with the assignment contemplated by any Lease Assignment and Assumption, but in any event if payment of such tax is required by the county recorder to record the corresponding Lease Assignment and Assumption in California, a separate statement of the documentary transfer tax payable in connection with the recording of such Lease Assignment and Assumption, substantially in the form of Exhibit 2.7(a)(xv);

          (xvi)  to the Closing Escrow Holder, with respect to each of the Assigned Leases or the Purchased Real Property which is encumbered by a mortgage or deed of trust on the Seller's interest, a payoff demand and/or a request for full reconveyance duly executed by the mortgagee or beneficiary thereof and/or a full reconveyance duly executed by the trustee thereof, and in form and substance satisfactory to the Title Company;

         (xvii)  to the Closing Escrow Holder, such other instruments, certificates and affidavits as may reasonably be requested by the Title Company in connection with the issuance of the Title Policies;

        (xviii)  to the Closing Escrow Holder, one original of a real estate withholding exemption certificate on FTB Form 593-W, duly executed by Sellers and in form and substance reasonably satisfactory to Buyer;

          (xix)  to the Closing Escrow Holder, one original grant deed in the form of Exhibit 2.7(a)(xix) ("Grant Deed") executed and acknowledged by Desert and otherwise in recordable form; together with a separate statement of the documentary transfer tax, if any, due in connection with the recording of the Grant Deed, it being agreed that such transfer tax shall not be shown on the face of the corresponding Grant Deed; it also being agreed that the fee or penalty, if any, for non-filing of any required preliminary change of ownership report shall be paid by Buyer in lieu of the filing of such a report;

           (xx)  to Buyer, two original counterparts to the letter agreement regarding theatre advertising arrangements in the form of Exhibit 2.7(a)(xx) executed by such Seller;

          (xxi)  to Buyer, two original counterparts to the letter agreement regarding Concessions Inventories in the form of Exhibit 2.7(a)(xxi) executed by such Seller ("Concessions Letter Agreement"); and

         (xxii)  to Buyer, two original counterparts to the Development Agreement for the Signature Palm Springs theatre in a form mutually agreed upon by Buyer and the applicable Seller prior to the Due Diligence Deadline, executed by Philip Harris & Associates, Inc. and the consents thereto executed by the applicable Seller and the Architect and Contractor named therein.

          (b)   Buyer shall deliver:

              (i)  to the Closing Escrow Holder, the Closing Consideration (x) less the Holdback Escrow Amount and (y) less the Construction Escrows to an account specified by the Closing Escrow Holder in a writing delivered to Buyer at least three (3) business days prior to the Closing Date;

             (ii)  to the Closing Escrow Holder, the amounts payable to the lenders pursuant to Section 2.10 to an account specified by the Closing Escrow Holder in a writing delivered to Buyer at least three (3) business days prior to the Closing Date;

            (iii)  to the Closing Escrow Holder, the Holdback Escrow Amount, by wire transfer to an account specified by the Closing Escrow Holder in a writing delivered to Buyer at least three (3) days prior to the Closing Date;

            (iv)  to the Construction Escrow Holder, the Construction Escrows;

             (v)  to the Sellers, four original counterparts to the Holdback Escrow Agreement, executed by Buyer and the Holdback Escrow Agent,

            (vi)  to each of the Sellers, two original counterparts of the applicable Bill of Sale, Assignment and Assumption executed by Buyer;

           (vii)  to each of the Sellers, two original counterparts to the letter agreement regarding the Trademark License Agreement executed by Buyer;

          (viii)  to the applicable Seller, four original counterparts to the Development Agreement for the Ukiah 6 (Ukiah, California) theatre in a form mutually agreed upon by Buyer and the applicable Seller prior to Closing executed by Buyer;

            (ix)  to the applicable Seller, four original counterparts to the Development Agreement for the Stockton Holiday 8 (Stockton, California) theatre in a form mutually agreed upon by Buyer and the applicable Seller prior to the Due Diligence Deadline executed by Buyer;

             (x)  to the Closing Escrow Holder, two original counterparts of each Lease Assignment and Assumption executed by Buyer;

            (xi)  to the Sellers, two original counterparts of the Consulting Agreement executed by Buyer;

           (xii)  to the Sellers, two original counterparts of each of the Noncompetition Agreements executed by Buyer;

          (xiii)  to the Sellers, a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

          (xiv)  to the Sellers, a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

           (xv)  to each of the Sellers, two original counterparts to the letter agreement regarding theatre advertising arrangements in the form of Exhibit 2.7(a)(xx) executed by Buyer;

          (xvi)  to each of the Sellers, two original counterparts to the Concessions Letter Agreement executed by Buyer; and

         (xvii)  to the applicable Seller, four original counterparts to the Development Agreement for the Signature Palm Springs theatre in a form mutually agreed upon by Buyer and Seller prior to the Due Diligence Deadline executed by Buyer.

          (c)   Provided that Closing Escrow Holder has received all the items to be delivered to it described in subsections (a) and (b) hereof, and provided further that the Title Company is irrevocably and unconditionally prepared and committed to deliver to Buyer the Owner's Title Policy, Closing Escrow Holder is authorized and instructed as early as possible on the Closing Date to do the following:

              (i)  Record the Lease Assignments and Assumptions, memorandum of leases, SNDAs, and NDAs in the official records of the county or counties where the respective Leased Real Property are located, in such order or orders as Buyer may reasonably request pursuant to separate written instructions given by Buyer to Closing Escrow Holder;

             (ii)  Record the Grant Deed in the official records of the county or counties where the Purchased Real Property is located;

            (iii)  Deliver fully executed separate statements to the County Recorders of the respective California and Hawaii counties (to the extent separate statements are permitted in Hawaii) in which the Leased Real Property and the Purchased Real Property are located;

            (iv)  Deliver funds pursuant to Section 2.3 and Sections 2.7(b)(i) and (ii); provided, however, such payments shall include payments necessary to release or discharge any monetary liens which Sellers are obligated to release or discharge under this Agreement;

             (v)  Deliver to Sellers each of the documents set forth on Schedule 2.7(c);

            (vi)  Deliver to Buyer each of the documents set forth on Schedule 2.7(c); and

           (vii)  Return any other item to the party who delivered it to the Closing Escrow Holder.

  The Closing Escrow Holder is hereby authorized and instructed to date the Lease Assignment and Assumptions as of the Closing Date. The Closing Escrow Holder is hereby authorized and instructed to date as of the Closing Date any other document delivered by the parties hereto which has not theretofore been dated. The Closing Escrow Holder is hereby authorized and instructed to insert the amount of the tax due on the separate statement in accordance with the Preliminary Settlement Statement. As soon as reasonably practicable, Seller shall provide the Closing Escrow Holder with a copy of the Preliminary Settlement Statement agreed to by the parties in accordance with Section 2.8. The Closing Escrow Holder shall deliver the Title Policies and a conformed copy of the Lease Assignments and Assumptions to Buyer not more than seven Business Days after the Closing Date.

        2.8.    Prorations Adjustment.

          (a)   The items of income and expense or asset or liability, as the case may be, set forth below shall be prorated as of the Effective Time, so that Sellers shall bear all such income and expense with respect to the Leased Real Property and the Purchased Real Property through and including the period preceding the Effective Time, and Buyer shall bear all such income and expense with respect to the Leased Real Property and the Purchased Real Property on and after the Effective Time. Prorations shall be made pursuant to a preliminary settlement statement ("Preliminary Settlement Statements") prepared in good faith and delivered by each Seller to Buyer not earlier than 20 calendar days and not later than 10 calendar days prior to Closing, together with such supplemental calculations and information as shall be reasonably necessary or appropriate to enable Buyer to determine the accuracy thereof. The Preliminary Settlement Statements shall be based upon the most current and reliable information reasonably available to such Seller at the time of its delivery, and may be based upon estimates where actual amounts are impractical to obtain or verify. Within 5 calendar days of Buyer's receipt of the Preliminary Settlement Statements, Buyer shall notify the Sellers in writing whether Buyer approves the Preliminary Settlement Statements. If Buyer approves the Preliminary Settlement Statements, or fails to notify a Seller of its disapproval at the time specified above, then the proration amount shall be as set forth on applicable Preliminary Settlement Statement initially delivered by a Seller to Buyer. If Buyer disapproves a Preliminary Settlement Statement, then the applicable Seller and Buyer shall use their Reasonable Best Efforts to agree upon the amounts to be set forth on such Preliminary Settlement Statement. The amounts set forth on the Preliminary Settlement Statements shall be subject to adjustment or correction on the Final Settlement Statements. Buyer's approval or disapproval of a Preliminary Settlement Statement shall not be a condition to Closing, and any disagreements regarding the Preliminary Settlement Statement shall be resolved at the time and in the manner provided for resolution of disagreements about the Final Settlement Statements. If the applicable parties are unable to resolve all disagreements regarding the Preliminary Settlement Statement of a Seller prior to the Closing, then the proration amount shall be as set forth on the Preliminary Settlement Statement initially delivered by such Seller to Buyer, with such modifications thereto, if any, to which the parties have agreed.

          (b)   Each Preliminary Settlement Statement shall set forth the following information as a credit or debit to Buyer or a Seller as applicable:

              (i)  (A) Real property taxes and assessments which are (x) a lien against the Leased Real Property or the Purchased Real Property, (y) separately assessed against such premises and (z) payable by a Seller directly to the tax collector or reimbursed dollar for dollar to the corresponding lessor, shall be prorated as of the Closing Date and any such amount up to and including the Closing Date shall be Seller's obligation and any amount after the Closing Date shall be Buyer's obligation and (B) real property Taxes and assessments which are a lien against the Leased Real Property, but are not separately assessed, or are neither payable by a Seller directly to the tax collector or reimbursed dollar for dollar to the lessor, shall be allocated between Buyer and the applicable Seller in a reasonable manner, based upon the best estimates of the parties and prior billings therefor by the corresponding lessor.

             (ii)  Personal property taxes, sales taxes, and other state, county and municipal Taxes other than those Taxes on real property described in Section 2.8(b)(i) above (but not including any Tax based on income), imposed on a periodic basis and payable for a taxable period that includes (but does not end on) the Closing Date and arising out of the ownership or operation of the Purchased Assets, shall be prorated as of the Closing Date and any such amount up to and including the Closing Date shall be Sellers' obligation and any amount after the Closing Date shall be Buyer's obligation.

            (iii)  Monthly or other periodic rent under the Assigned Leases, whether paid in arrears or in advance.

            (iv)  Additional rent under the Assigned Leases including without limitation additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses incurred, or to be incurred, in connection with the ownership, operation, maintenance and management of the Leased Real Property, whether paid in arrears or in advance.

             (v)  Payments and charges under Purchased Contracts or Assigned Leases (to the extent such payments and charges are included in the Assumed Liabilities).

            (vi)  Electrical, gas, telephone, sewer and water utility service. Each Seller shall make reasonable efforts to cause meters to be read for such utilities as close to the Effective Time as possible. To the extent such meters are read, adjustments shall be based upon such readings, using the number of business days prior to and after the reading, and prior to and after the Effective Time. To the extent such meters are not read, adjustments shall be made using the most recently received bill for such utility service. In no event shall Sellers cause any of the services to be physically terminated, shut off or interrupted; provided, however, Sellers shall not be responsible for any service interruption if Buyer does not make reasonable efforts to establish or continue any service with the applicable utility service provider following the Closing Date.

           (vii)  Payments or assessments in respect of any REAs affecting the Leased Real Property to the extent payable by the lessee under any of the Assigned Leases or in respect of any REAs affecting the Purchased Real Property.

          (viii)  Buyer shall be entitled to a credit to the Purchase Price in an amount equal to (A) the Gift Certificate Obligations liability of a Seller, which for the purposes of the Preliminary Settlement Statement shall be in the amount set forth on the interim balance sheet of such Seller furnished to Buyer pursuant to Section 5.7 most recently in advance of the Closing Date, plus (B) 90% of any increase in the amount of such Seller's Gift Certificate Obligations between the date of such financial statement and the Closing Date, minus (C) 100% of any decrease in the amount of such Seller's Gift Certificate Obligations.

            (ix)  Each Seller shall be entitled to a credit for theatre cash remaining on the Closing Date in Seller's theatres being acquired as part of the Leased Real Property and Purchased Real Property.

             (x)  Each Seller shall be entitled to a credit in an amount equal to the Excess Concessions Inventory (as defined in the Concessions Letter Agreement).

            (xi)  Buyer shall be entitled to a credit for prepaid amounts under the theatre advertising arrangements to the extent such amounts relate to the 90-day period described in the letter agreement attached as Exhibit 2.7(a)(xx).

          (c)   To the extent the aggregate of the applicable Seller's credits and Buyer's obligations with respect to such Seller exceed the aggregate of Buyer's credits and Seller's obligations set forth in Sections 2.8(i) through (xi) above, such Seller shall receive a credit to its allocation the Purchase Price in the amount of such excess. To the extent the aggregate of Buyer's credits and a Seller's obligations exceed the aggregate of a Seller's credits and Buyer's obligations with respect to such Seller set forth in Sections 2.8(i) through (xi) above, the Seller's allocation of the Purchase Price shall be reduced by the amount of such excess.

          (d)   Buyer shall deliver a post-closing settlement statement (the "Post-Closing Settlement Statement") to each Seller not later than 120 days after Closing, together with such supplemental calculations and information as shall be reasonably necessary or appropriate to enable such Seller to determine the accuracy thereof. The Post-Closing Settlement Statements shall be based upon the most current and reliable information reasonably available to Buyer at the time of its delivery. Within 30 calendar days of the applicable Seller's receipt of the Post-Closing Settlement Statement, such Seller shall notify the Buyer in writing whether such Seller approves the applicable Post-Closing Settlement Statement. If a Seller approves the applicable Post-Closing Settlement Statement, or fails to notify Buyer of its disapproval in the manner and within the time specified above, then the Post-Closing Settlement Statement shall be as delivered to such Seller. If a Seller disapproves the Post-Closing Settlement Statement, then the applicable Seller and Buyer shall use their Reasonable Best Efforts to agree upon the amounts to be set forth in the Post-Closing Settlement Statement, and the Post-Closing Settlement Statement shall be amended accordingly. If a Seller and Buyer cannot agree upon the amounts to be set forth in the Post-Closing Settlement Statement, then (except to the extent that such amounts in disagreement relate to operating expense passthroughs under the Assigned Leases or percentage rent payable under the Assigned Leases) the accounting firm of PricewaterhouseCoopers, or its successor, is designated to act as sole arbitrator and to decide all points of disagreement with respect to the Post-Closing Settlement Statement, such decision to be binding on the parties. If such firm is unwilling or unable to serve in such capacity, then the applicable Seller and Buyer shall use Reasonable Best Efforts to designate and retain another mutually acceptable nationally-recognized accounting firm not retained for general audit purposes by either of them as the sole arbitrator under this Section 2.8. The costs and expenses of the arbitrator, whether the firm designated above, or otherwise designated, shall be shared equally by the applicable Seller and Buyer and in the event that all Sellers object, then Sellers' aggregate share of the costs and expenses of the arbitrator shall be fifty percent. Within 5 business days after the Post-Closing Settlement Statement has been agreed upon or disagreements resolved, Buyer or the applicable Seller, as the case may be, shall promptly make a payment by wire transfer of immediately available funds to the other party in an amount equal to the difference between the Closing Payment set forth on the Preliminary Settlement Statement and the proration amount set forth on the Post-Closing Settlement Statement, together with an interest rate per annum for the period from and including the Closing Date through and including the date of payment at the "prime" rate of interest as published from time to time by The Wall Street Journal in its "Money Rates" section of its Western Edition newspaper in effect from time to time during such period. To the extent that amounts in disagreement relate to operating expense passthroughs under the Assigned Leases or percentage rent payable under the Assigned Leases and are not resolved prior to referral to arbitration, then the prorations therefor shall remain as set forth on the Preliminary Settlement Statement, with such modifications thereto, if any, to which the parties have agreed, and any remaining disagreements regarding such amounts shall be resolved at the time and in the manner provided for resolution of disagreements about the Final Settlement Statement.

          (e)   Buyer shall deliver a final settlement statement ("Final Settlement Statement") to each Seller not later than April 15, 2005, together with such supplemental calculations and information as shall be reasonably necessary or appropriate to enable Sellers to determine the accuracy thereof. The Final Settlement Statements shall be solely for the purpose of determining final prorations for operating expense passthroughs under the Assigned Leases and percentage rent paid or payable under the Assigned Leases. The Final Settlement Statements shall be based upon the most current and reliable information reasonably available to Buyer at the time of its delivery. Within 30 calendar days of a Seller's receipt of the applicable Final Settlement Statement, such Seller shall notify the Buyer in writing whether such Seller approves the Final Settlement Statement. If a Seller approves the Final Settlement Statement, or fails to notify Buyer of its disapproval in the manner and within the time specified above, then the Final Settlement Statement shall be as delivered to the applicable Seller. If a Seller disapproves a Final Settlement Statement, then the applicable Seller and Buyer shall use their Reasonable Best Efforts to agree upon the amounts to be set forth in the Final Settlement Statement, and the Final Settlement Statement shall be amended accordingly. If a Seller and Buyer cannot agree upon the amounts to be set forth in the Final Settlement Statement, then the accounting firm of PricewaterhouseCoopers, or its successor, is designated to act as sole arbitrator and to decide all points of disagreement with respect to the Final Settlement Statement, such decision to be binding on both parties. If such firm is unwilling or unable to serve in such capacity, the applicable Seller and Buyer shall use Reasonable Best Efforts to designate and retain another mutually acceptable nationally-recognized accounting firm not retained for general audit purposes by either of them as the sole arbitrator under this Section 2.8. The costs and expenses of the arbitrator, whether the firm designated above, or otherwise designated, shall be shared equally by the applicable Seller and Buyer and in the event that all Sellers object, then Sellers' aggregate share of the costs and expenses of the arbitrator shall be fifty percent. Within 5 business days after the Final Settlement Statement has been agreed upon or disagreements resolved, Buyer or Seller, as the case may be, shall promptly make a payment by wire transfer of immediately available funds to the other party in an amount equal to the difference between the Closing Payment set forth on the Preliminary Settlement Statement and the proration amount set forth on the Final Settlement Statement, together with an interest rate per annum for the period from and including the Closing Date through and including the date of payment at the "prime" rate of interest as published from time to time by The Wall Street Journal in its "Money Rates" section of its Western Edition newspaper in effect from time to time during such period.

        2.9.    Holdback Escrow.

          (a)   $7,947,684 shall be held back from the Closing Consideration allocated to Signature and placed into an interest-bearing escrow account for a period of twelve (12) months following Closing pursuant to the terms of the Holdback Escrow Agreement.

          (b)   $651,990 shall be held back from the Closing Consideration allocated to Turlock and placed into an interest-bearing escrow account for a period of twelve (12) months following Closing pursuant to the terms of the Holdback Escrow Agreement.

          (c)   $554,679 shall be held back from the Closing Consideration allocated to Desert and placed into an interest-bearing escrow account for a period of twelve (12) months following Closing pursuant to the terms of the Holdback Escrow Agreement.

          (d)   The aggregate amount held back from the Closing Consideration pursuant to Sections 2.9(a) through 2.9(c) is referred to herein as the "Holdback Escrow Amount". Buyer shall be entitled to an offset against the portion of the Holdback Escrow Amount allocated to a Seller under this Section 2.9 for any payments such Seller is required to make pursuant to Section 2.8 that has not been paid to Buyer in accordance with Section 2.8, for any indemnification claim pursuant to the Trademark License Agreement or for any indemnity payment pursuant to Article 11 of this Agreement.

        2.10.    Closing Payments to Lenders.

        A portion of the Closing Consideration, on a dollar for dollar basis in an amount equal to the balance owing by the Sellers as of the Closing Date to the lenders identified on Schedule 2.10, shall be wired by the Closing Escrow Holder directly to such lenders at Closing.

        2.11.    Consents

          (a)   Each Seller shall use its Reasonable Best Efforts to promptly obtain all Consents listed in Schedule 3.2(c). If there are any Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Purchased Contract as to which such Consents were not obtained (or otherwise are not in full force and effect) (the "Restricted Contracts"), Buyer may waive the closing conditions as to any such Consent and either: (i) elect to have the applicable Seller continue its efforts to obtain the Consent; or (ii) elect to have the applicable Seller retain that Restricted Contract and all Liabilities arising therefrom or relating thereto.

          (b)   If Buyer elects to have the applicable Seller continue its Reasonable Best Efforts to obtain any Consent and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Bill of Sale, Assignment and Assumption nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Contract, and following the Closing, the applicable Seller shall use Reasonable Best Efforts to obtain the Consent relating to each Restricted Contract as quickly as practicable. Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Contract is obtained, the applicable Seller shall promptly assign, transfer, convey and deliver such Restricted Contract to Buyer, and Buyer shall assume the obligations under such Restricted Contract from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Bill of Sale, Assignment and Assumption, as applicable. A Seller's failure or inability to obtain such Consent with respect to a Restricted Contract after the exercise of Reasonable Best Efforts shall not constitute a breach by such Seller of any provision of this Agreement or give rise to a claim for Damages by Buyer.

        2.12.    Lessor Consents and Estoppels

          (a)   With respect to each of the Assigned Leases (other than Assigned Leases which are Related Party Contracts), Sellers shall promptly after the date hereof request that the lessor and master lessor (with respect to any Assigned Lease which is a sublease) thereunder execute an estoppel and consent in the form of Exhibit 2.12(a) attached hereto (the "Lessor Consent and Estoppel"). Each Seller shall use its Reasonable Best Efforts to promptly obtain such a Lessor Consent and Estoppel, completed and duly executed by such lessor or master lessor, on or prior to the Due Diligence Deadline. To the extent that a lessor or master lessor fails or refuses to deliver such a Lessor Consent and Estoppel, each Seller shall use its Reasonable Best Efforts to obtain a lessor consent and estoppel as similar as reasonably possible to the Lessor Consent and Estoppel requested.

          (b)   Sellers and Buyer agree to pay to each such lessor or master lessor any fee, cost or expense (including attorneys' fees of such lessor or master lessor) to which such lessor or master lessor is entitled under the Assigned Lease or master lease, as the case may be, within the time and in the manner provided in the Assigned Lease or master lease. The applicable Seller and Buyer agree to equally share any such fee, cost or expense for amounts up to $500 per Assigned

  Lease; provided, that, if such fee, cost or expense exceeds $500 per Assigned Lease, then such Seller shall pay the excess. The parties shall not be obligated to pay any such fee, cost or expense unless the Assigned Lease provides for such payment by its written terms.

          (c)   If a lessor or master lessor requests that Buyer or Seller, or both, execute a written instrument (other than this Agreement and the related Lease Assignment and Assumption in the form attached hereto) relating to the assumption or allocation of the lessee's obligations or liabilities under the Assigned Lease, and if Buyer or Seller, or both, execute such instrument, then the parties agree that such instrument shall be solely for the benefit of such lessor or master lessor, and shall not be enforceable by any person other than such lessor or master lessor, it being the intention of the parties that the assumption and allocation of the lessee's obligations and liabilities under the Assigned Leases shall be governed solely by the terms of this Agreement, and the related Lease Assignment and Assumption in the form attached hereto.

          (d)   Within 5 calendar days of receipt by any Seller of any consent or estoppel executed by any such lessor or master lessor, Sellers shall deliver a true and complete copy thereof to Buyer. Buyer may refuse to approve a lessor consent or estoppel on any reasonable grounds, including without limitation inconsistency, if any, between the facts set forth therein and the facts set forth on Schedule 3.6(d). Except as set forth in Section 5.10, Buyer shall not be obligated to obtain any releases of any guaranties given by any Person who is an Affiliate of a Seller, to furnish any guaranties, additional deposits, letters of credit or other security for performance of the lessee's obligations under any of the Assigned Leases. Upon written approval by Buyer of any such consent and estoppel, in whatever form, such consent and estoppel shall be deemed the "Lessor Consent and Estoppel" with respect to such Assigned Lease. If a Seller fully complies with its covenants in this Section 2.12, but is not able to deliver a consent and estoppel in form and substance satisfactory to Buyer within the time or in the manner set forth herein, then such Seller shall not be liable for Damages for the non-delivery of such consent and estoppel.

          (e)   With respect to each of the Assigned Leases which are Related Party Contracts, Sellers shall within 10 calendar days after the date hereof cause the lessor thereunder to execute and deliver an estoppel and consent in the form of Exhibit 2.12(b) attached hereto (the "Related Party Lessor Consent and Estoppel"). Sellers shall pay to each such lessor any fee, cost or expense (including attorneys' fees) to which such lessor is entitled under the Assigned Lease within the time and in the manner provided in the Assigned Lease. Sellers shall not be obligated to pay any such fee, cost or expense unless the Assigned Lease provides for such payment by its written terms. Buyer may refuse to approve a Related Party Lessor Consent and Estoppel on any reasonable grounds, including without limitation inconsistency, if any, between the facts set forth therein and the facts set forth on Schedule 3.6(d).

          (f)    Notwithstanding anything to the contrary in this Section 2.12, the Lessor Consent and Estoppel for Windward Stadium 10 shall be deemed to be a failure to meet the condition set forth in Section 7.10 if such Lessor Consent and Estoppel does not contain an agreement from the landlord that the fixed rent payable by tenant thereunder shall not be increased pursuant to Article 15 thereof.

          (g)   Notwithstanding anything to the contrary in this Section 2.12, the Lessor Consent and Estoppel for the Holiday Cinemas 8 (Stockton, California) shall be deemed to be a failure to meet the condition set forth in Section 7.10 if such Lessor Consent and Estoppel does not contain an agreement from the landlord that Buyer or its permitted assignee has no obligation and shall not be in default under the related lease with respect to the non-payment of percentage rent that otherwise might be payable under such lease with respect to any period prior to Closing.

        2.13.    REA Estoppels and DDA Consents

          (a)   With respect to each REA relating to the Leased Real Property or the Purchased Real Property the applicable Seller shall promptly after the date hereof request that the other party or parties thereto execute estoppels with respect to such REA in the form, if any contemplated by such REA. Each Seller shall use its Reasonable Best Efforts to promptly obtain such an estoppel, completed and duly executed by such party or parties, on or prior to the Due Diligence Deadline. If an REA does not contemplate estoppels, then the applicable Seller shall have no obligation to seek or obtain estoppels with respect to such REA. The applicable Seller and Buyer shall pay to each such party or parties any reasonable fee, cost or expense (including attorneys' fees of such party or parties) to which such party or parties are entitled under the REA, within the time and in the manner provided in the REA. The applicable Seller and Buyer agree to equally share any such fee, cost or expense for amounts up to $500 per REA; provided, that, if such fee, cost or expense exceeds $500 per REA, then such Seller shall pay the excess. The parties shall not be obligated to pay any such fee, cost or expense unless the REA provides for such payment by its written terms. Within 5 calendar days of receipt by any Seller of any such estoppel executed by any such party, such Seller shall deliver a true and complete copy thereof to Buyer.

          (b)   With respect to each DDA pursuant to which a Seller is acting as developer, the applicable Seller shall promptly after the date hereof request that the government agency that is party thereto execute a consent to assignment by such Seller to Buyer of the DDA, the rights thereunder and of the related Assigned Lease. Each Seller shall use its Reasonable Best Efforts to promptly obtain such consent, completed and duly executed by such agency, on or prior to the Due Diligence Deadline. Within 5 calendar days of receipt by any Seller of any such consent executed by any such agency, such Seller shall deliver a true and complete copy thereof to Buyer. If a Seller fully complies with its covenants in this Section 2.13, but is not able to deliver an estoppel or consent in form and substance satisfactory to Buyer within the time or in the manner set forth herein, then such Seller shall not be liable for Damages to Buyer for the non-delivery of such estoppel or consent.

        2.14.    SNDAs

        With respect to each of the Assigned Leases which is a sublease, if any, the applicable Seller shall promptly after the date hereof request that each master lessor execute a non-disturbance agreement in form and substance reasonably acceptable to Buyer; provided that such Seller shall have no obligation to request any such non-disturbance agreement (a) from any master lessor that has previously executed such a non-disturbance agreement which is assignable by such Seller to Buyer or (b) with respect to any master lease that expressly provides for non-disturbance of any subleasehold, upon the termination of the superior lease, so long as the sublessee attorns to the superior lessor and is not then in default, on terms and conditions that are reasonably acceptable to Buyer. With respect to each of the Assigned Leases, if any, which is subordinate to a deed of trust executed by the lessor, or by a master lessor, the applicable Seller shall promptly after the date hereof request that the beneficiary of each such deed of trust execute a non-disturbance agreement in form and substance reasonably acceptable to Buyer, provided that such Seller shall have no obligation to request any such non-disturbance agreement from any beneficiary that has previously executed such a non-disturbance agreement which is assignable by such Seller to Buyer. Each Seller shall use its Reasonable Best Efforts to promptly obtain such non-disturbance agreements from each party, completed and duly executed by such party prior to the Due Diligence Deadline. Within 5 calendar days of receipt by a Seller of any such non-disturbance agreement executed by any such party, such Seller shall deliver a true and complete copy thereof to Buyer. If a Seller fully complies with its covenants in this Section 2.14, but are not able to deliver a non-disturbance agreement in form and substance satisfactory to Buyer within the time or in the manner set forth herein, then such Seller shall not be liable for Damages to Buyer for the non-delivery of such non-disturbance agreement.

        2.15.    Memoranda of Leases

          (a)   With respect to each of the Assigned Leases (other than Assigned Leases which are Related Party Contracts) for which a memorandum of lease is not recorded in the official real property records in which the Leased Real Property is located, the applicable Seller shall promptly after the date hereof request that the lessor thereunder execute a memorandum of lease in form and substance reasonably acceptable to Buyer. Sellers shall use their Reasonable Best Efforts to promptly obtain such memoranda of lease, duly executed and acknowledged by such lessor and otherwise in recordable form, on or prior to the Due Diligence Deadline. Within 5 calendar days of receipt by a Seller of any such memorandum executed by any such lessor, such Seller shall deliver a true and complete copy thereof to Buyer. If a Seller fully complies with its covenants in this Section 2.15, but is not able to deliver a memorandum of lease in form and substance satisfactory to Buyer within the time or in the manner set forth herein, then such Seller shall not be liable for Damages to Buyer for the non-delivery of such memorandum of lease.

          (b)   With respect to each of the Assigned Leases which is a Related Party Contract and for which a memorandum of lease is not recorded in the official real property records in which the Leased Real Property is located, the applicable Seller shall cause the lessor thereof to execute and deliver a memorandum of lease in form and substance reasonably acceptable to Buyer within 10 calendar days of the date hereof. Within 5 calendar days of receipt by a Seller of any such memorandum executed by any such lessor, such Seller shall deliver a true and complete copy thereof to Buyer.

        2.16.    Development Agreements

        The applicable Sellers and Buyer shall each use their Reasonable Best Efforts to agree to the terms of the Development Agreements by the Due Diligence Deadline.

        2.17.    Delivery of Property; Minimum Concessions Inventory

          (a)   Upon Closing, each Seller shall deliver possession of the Leased Real Property and Purchased Real Property to Buyer. Immediately following Closing, Seller shall make available to Buyer (i) originals, to the extent available, and otherwise copies of, Assigned Leases and Purchased Contracts that relate to such location; (ii) copies or originals of all available books and records of account, contracts, copies of correspondence with tenants and suppliers, unpaid bills and other papers or documents which pertain to the operation and management of such location; (iii) all available permits and warranties for such location; (iv) if in Seller's Possession, the original "as-built" plans and specification; and all other available plans and specifications and operation manuals; and (v) all keys, combinations and security codes.

          (b)   Upon Closing, each Seller shall deliver to Buyer at each theatre included in the Leased Real Property and the Purchased Real Property, the Minimum Concessions Inventories.

3.     REPRESENTATIONS AND WARRANTIES OF SELLERS

        Each Seller severally (and not jointly) represents and warrants to Buyer with respect to itself (and not with respect to the other Sellers) that the following statements contained in this Article 3 are accurate as of the date of this Agreement:

        3.1.    Organization and Good Standing

          (a)   Schedule 3.1(a) contains a complete and accurate list of jurisdictions in which it is qualified to do business as a foreign entity. Each of Signature and Turlock is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. Desert is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. Seller is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not have a material adverse effect on any of the business, operations, assets or financial condition of a Seller or the Purchased Assets ("Material Adverse Effect").

          (b)   Complete and accurate copies of the Governing Documents of Seller, as currently in effect, have been delivered to Buyer.

          (c)   Except as disclosed in Schedule 3.1(c), Seller does not own any shares of capital stock or other securities of any other Person.

        3.2.    Enforceability; Authority; No Conflict

          (a)   This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting the rights of creditors generally and by equitable principles. Upon the execution and delivery by Seller of the Bill of Sale, Assignment and Assumption, Holdback Escrow Agreement, and each other agreement to be executed or delivered by Seller at the Closing (collectively, the "Seller's Closing Documents"), Seller "s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting the rights of creditors generally and by equitable principles. Seller has the power and authority to execute and deliver this Agreement and the Seller "s Closing Documents and to perform its obligations under this Agreement and the Seller's Closing Documents, and such action has been duly authorized by all necessary action by Seller's members, managers and any other governing body.

          (b)   Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

              (i)  breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution or consent adopted by the members, managers or other governing body of Seller;

             (ii)  breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Purchased Assets, may be subject;

            (iii)  contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Purchased Assets;

            (iv)  breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which Seller is a party unless such Person has waived in writing such breach or other right with respect to such Contract as described on Schedule 3.2(b); or

             (v)  result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets.

          (c)   Except as set forth in Schedule 3.2(c) and the notice required under the HSR Act, Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        3.3.    Capitalization

        All current members of Seller and the Percentage Interests (as defined in the Governing Documents of Seller) of each such member as of the date of the Agreement are set forth in Schedule 3.3. Except as set forth on Schedule 3.3, Seller is not party to any Contract relating to the issuance, sale or transfer of any membership interest or other securities of Seller and to the Knowledge of Seller, no member of Seller is party to any Contract relating to voting of or the sale or transfer of any membership interest or other securities of Seller.

        3.4.    Financial Statements

          (a)   Signature has delivered to Buyer: (i) an audited balance sheet of Signature as of December 31, 2003 (including the notes thereto, the "Balance Sheet"), and the related audited statements of income and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Grant Thornton, independent certified public accountants; and (ii) audited balance sheets of Signature as of December 31 in each of the fiscal years 2000 through 2002, and the related audited statements of income and cash flows for each of the fiscal years then ended, including in each case the notes thereto together with the report thereon of Grant Thornton, independent certified public accountants for the calendar year 2002 and Arthur Andersen, independent certified public accountants, for the calendar years 2000 and 2001. Turlock has delivered to Buyer management-prepared financial statements for each of its fiscal years ended December 31, 2000 through 2003. Such financial statements of Signature and Turlock fairly and accurately present in all material respects (and the financial statements delivered pursuant to Section 5.7 will fairly and accurately present in all material respects) the financial condition and the results of operations and cash flows of Seller as at the respective dates of and for the periods covered by such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.4 and delivered pursuant to Section 5.7 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller. Seller has also delivered to Buyer copies of all letters from Seller's auditors to Seller or the audit or other similar committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

          (b)   Schedule 3.4(b) contains theatre level cash flows for each theatre included in the Leased Real Property and the Purchased Real Property, together with adjusted home office expenses and revenues (net) allocated to such theatre (the "Theatre Level Cash Flows"), for the twelve months ended December 31, 2003. The Theatre Level Cash Flows were prepared in good faith from the accounting records of Seller in a manner consistent with past practices.

        3.5.    Books and Records

        The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Seller, all of which have been made available to Buyer, contain accurate and complete Records of all material meetings held of, and all material action taken by, the members, managers and governing bodies of Seller.

        3.6.    Title to Purchased Assets; Encumbrances; Condition of Tangible Personal Property

          (a)   Schedule 2.1(a) accurately and completely identifies all of the written or oral instruments and agreements of any kind to which Seller is a party, or by which it is bound as successor in interest, as either lessee or sublessee, for the leasing, rental or occupancy of any portion of the Leased Real Property. Schedule 2.1(a) also accurately and completely identifies all such leases and all amendments, modifications, supplements, waivers, renewals and extensions thereof, and all documents evidencing the exercise of any options to renew, extend, terminate, expand or relocate thereunder, and all such instruments or agreements determining or purporting to determine the square footage of the premises of such leases, or the improvements thereon, or of any other real property of which the premises are a part, or the improvements thereon, for the purpose of calculating additional rent or otherwise, and any such instrument or agreement determining or purporting to determine the commencement or expiration date of the lease term, or any renewal or extended term of such leases. Except for the Purchased Real Property identified in Schedule 2.1(b), Desert does not own any real property. Neither Turlock nor Signature own any real property. Complete and correct copies of each document set forth on Schedule 2.1(a) (to the extent not already provided to Buyer) shall be delivered to Buyer within 10 days of the execution hereof. Such documents shall be in form and substance satisfactory to Buyer and if such a document is not delivered to Buyer in accordance with this Section 3.6(a), it shall be deemed deleted and shall be deleted from Schedule 2.1(a) at or prior to Closing.

          (b)   Except as disclosed on Schedule 3.6(b), (i) all of the Assigned Leases are valid and binding by and against Seller; and (ii) no defaults by Seller exist thereunder nor has any event occurred which, with the giving of notice or the lapse of any applicable cure period, or both, would constitute a default by Seller under any Assigned Lease. Except as disclosed on Schedule 3.6(b), (A) to Seller's Knowledge, all of the Assigned Leases are valid and binding by and against the other parties thereto (or their successors in interest); and (B) to Seller's Knowledge, no defaults by the other parties thereto (or their successors in interest) exist thereunder nor has any event occurred which, with the giving of notice or the lapse of any applicable cure period, or both, would constitute a default by such other parties under any Assigned Lease.

          The provision in Section 3.6(b)(ii) shall be deemed not to apply to any default under a Assigned Lease based upon defects, latent or patent, in the physical condition of the Leased Real Property, including without limitation the compliance of the Leased Real Property with any Legal Requirement which default is unasserted by the landlord as of the Effective Time.

          (c)   Except to the extent disclosed on Schedule 3.6(c) and subject to the receipt of the consent contained in the corresponding Lessor Consent and Estoppel, execution of this Agreement and the consummation of the Contemplated Transactions, including assignment by Seller to Buyer as of Closing of Seller's right, title and interest in and to the Assigned Leases, does not and shall not (i) give rise to a right on the part of any lessor or sublessor or, to Seller's Knowledge, any other person to purchase by virtue of any right granted by the applicable Seller, to terminate a Assigned Lease, or to recapture all or any portion of the Leased Real Property or the Purchased Real Property, or (ii) result in the termination or cancellation of any option to renew or extend the term of any Assigned Lease, or of any other right or option otherwise exercisable by the lessee or sublessee, as applicable, under any of the Assigned Leases.

          (d)   Schedule 3.6(d) accurately and completely identifies, as of the date hereof, with respect to each Assigned Lease, (i) to Seller's Knowledge, the correct name of the current lessor; (ii) to Seller's Knowledge, the address or addresses at which such lessor is entitled to receipt of notices that must or may be delivered by Seller to such lessor under the corresponding lease; (iii) the dates upon which the current term of the lease commenced and upon which it will expire not including any extension or termination rights set forth in the corresponding lease; (iv) the period or periods of any remaining renewal or extended terms of the lease which Seller has the option to exercise; (v) the current base rent payable under the lease, and any scheduled increases in such base rent during the remainder of the current term of the lease; (vi) the manner in which any percentage rents payable during the current term of the lease is determined; (vii) the operating expense passthroughs paid by Seller for the most recent month prior to the date of this Agreement for which they were paid; (viii) the unused or unapplied amount of any security deposit or letter of credit which such lessor holds in connection with the performance of Seller's obligations under the lease; and (ix) the name and the address of any guarantor of Seller's obligations under the lease.

          (e)   Schedule 3.6(e) accurately and completely identifies all leases, pad leases, ground leases, subleases, licenses or concession agreements relating to the Leased Real Property or the Purchased Real Property or for which the applicable Seller is a party, or by which it is bound as successor in interest by written instrument, as either the lessor, groundlessor, sublessor, licensor or grantor.

          (f)    To Seller's Knowledge, Schedule 3.6(f) accurately and completely identifies, as of the date of this Agreement, all other instruments and agreements (i.e., other than the instruments and agreements identified on Schedule 2.1(a) and on Schedule 3.6(e)) which are not recorded in the real property records and which affect Seller's occupancy of the Leased Real Property or right of possession concerning the Purchased Real Property including, without limitation, any such unrecorded parking agreements, advertising agreements, merchant association agreements, development agreements, redevelopment agreements, development and disposition agreements. Complete and correct copies of each document set forth on Schedule 3.6(f) (to the extent not already provided to Buyer) shall be delivered to Buyer within 10 days of the execution hereof. Such documents shall be in form and substance satisfactory to Buyer and if such a document is not delivered to Buyer in accordance with this Section 3.6(f), it shall be deemed deleted and shall be deleted from Schedule 3.6(f) at or prior to Closing.

          (g)   Schedule 3.6(g) sets forth an accurate and complete list of all Tangible Personal Property which have a book value in excess of $2,000 per item. Except as set forth on Schedule 3.6(g), each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for immediate use in the Ordinary Course of Business. Schedule 3.6(g) accurately and completely identifies, as of the date hereof, with respect to each agreement for the lease or rental of any Tangible Personal Property, the names of the parties to each such agreement, the date of each such agreement (including each amendment, modification or supplement thereto) and the items of personal property leased or rented under such agreement. Schedule 3.6(g) also sets forth a list of all concession equipment that is located on the Leased Real Property or the Purchased Real Property that is owned by a Person other than Seller or the landlord under the applicable Assigned Lease.

          (h)   Seller has good and marketable title and/or validly owns the Purchased Assets (other than the Assigned Leases and Purchased Real Property) free and clear of any Encumbrances other than Permitted Non-Real Property Encumbrances ("Non-Real Property Encumbrances"). Seller warrants to Buyer that, at the time of Closing, all of the Purchased Assets (other than the Assigned Leases and the Purchased Real Property) shall be free and clear of all Non-Real Property Encumbrances other than those identified on Schedule 3.6(h) as acceptable to Buyer ("Permitted Non-Real Property Encumbrances").

          (i)    Schedule 3.6(i) contains an accurate list of all agreements or instruments to which a Seller is a party and which provide for, create or perfect a voluntary monetary lien which encumbers any one or more of the Assigned Leases, the Purchased Real Property or any interest therein.

        3.7.    Condition of Leased Real Property

          (a)   Except as disclosed on Schedule 3.7(a), (i) Seller has not received written notice of any proceeding either instituted, or planned to be instituted, respecting any taking, condemnation, action in eminent domain, or any voluntary conveyance in lieu thereof, of any part of the Leased Real Property or the Purchased Real Property, or any interest therein or right accruing thereto or use thereof and (ii) to Seller's Knowledge, no taking or voluntary conveyance of all or part of any Leased Real Property or Purchased Real Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Body affecting the Leased Real Property or Purchased Real Property or any portion thereof has been commenced or planned to be instituted with respect to all or any portion of any Leased Real Property or Purchased Real Property.

          (b)   Except as disclosed on Schedule 3.7(b), (i) Seller has received no written notice from any (A) Governmental Body that any of the Leased Real Property or Purchased Real Property is in violation of any Occupational Safety and Health Law or any other Legal Requirement, or (B) third party that the Leased Real Property or Purchased Real Property is in violation of any REA or DDA affecting such Leased Real Property or Purchased Real Property, and (ii) to Seller's Knowledge, no such violations described in Section 3.7(b)(i) exist; and (iii) all improvements on the Leased Real Property and Purchased Real Property are in good repair and working order, ordinary wear and tear excepted.

          (c)   Seller has not received written notice of any adverse claims or demands with respect to the rights of access to public ways to permit the Leased Real Property or Purchased Real Property to be used for its intended purpose. All Leased Real Property and Purchased Real Property is served by operating water, electric and telephone services and to Seller's Knowledge, sewer, sanitary sewer and storm drain facilities. To Seller's Knowledge, all reciprocal easement agreements affecting any Leased Real Property or Purchased Real Property are in full force and effect and Seller has not asserted any defaults against the other parties thereto and has not received any written notice of any defaults there under.

          (d)   To Seller's Knowledge, no building or structure on any Leased Real Property, the Purchased Real Property or any Appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any property owned by others, which violation or encroachment materially interferes with the use or could materially adversely affect the value of such building, structure or appurtenance or which encroachment is necessary for the operation of the business at any Assigned Lease or Purchased Real Property.

        3.8.    Inventories

        All Inventory consists of a quality usable and saleable, in the Ordinary Course of Business of Seller. The quantities of each item of Inventory are not excessive but are reasonable in the present circumstances of Seller.

        3.9.    No Undisclosed Liabilities

        Except as set forth in Schedule 3.9, Seller has no Liability except for Liabilities reflected or reserved against in the Balance Sheet and current Liabilities incurred in the Ordinary Course of Business of Seller since the date of the Balance Sheet.

        3.10.    Taxes

          (a)   Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete in all material respects.

  Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 3.10(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet. Except as provided in Schedule 3.10(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or to Seller's Knowledge, is reasonably expected to be made against Seller by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Purchased Assets for Taxes (other than for current Taxes not yet due and payable) or that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

          (b)   Seller has made available to Buyer copies of all Tax Returns filed since 2000. Schedule 3.10(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Schedule 3.10(b). Seller has made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Schedule 3.10(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. Schedule 3.10(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run. Except as described in Schedule 3.10(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

          (c)   The charges, accruals and reserves with respect to Taxes (other than deferred Taxes) on the Records of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller's liability for Taxes. There exists no proposed tax assessment or deficiency against Seller except as disclosed in the Balance Sheet or in Schedule 3.10(c).

          (d)   (i) All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person; (ii) there is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes); (iii) Seller (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any person (other than Seller and its Subsidiaries) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise; and (iv) Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

        3.11.    No Material Adverse Effect

        Since the date of the Balance Sheet, no event or development has occurred or circumstance exists which has had or could otherwise be expected to have, individually or in the aggregate a Material Adverse Effect.

        3.12.    Employee Benefits

          (a)   Set forth in Schedule 3.12(a) is a complete and correct list of all "employee benefit plans" as defined by ERISA Section 3(3), all specified fringe benefit plans as defined in Code Section 6039D, and all other material bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or Welfare Plan, and any other material employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated within 12 months prior to the date of this Agreement, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Code Section 414 or ERISA Section 4001(a)(14) or 4001(b)), but excluding Philip Harris & Associates, Inc. ("ERISA Affiliate") or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the "Employee Plans"). Set forth on Schedule 3.12(a) is a complete and correct list of all ERISA Affiliates of Seller.

          (b)   Seller does not participate in any Multiemployer Plan.

          (c)   Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, or any other Governmental Body that pertain to each Employee Plan and any open requests therefore; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and the preceding year; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plans have been made or obligations incurred (including both Defined Benefit Plans and Welfare Plans) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all executory contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, and (viii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks regarding the Employee Plans.

          (d)   Except as disclosed in Schedule 3.12(d), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date.

          (e)   Seller does not maintain a Minimum-Funding Plan.

          (f)    Seller does not maintain a Defined Benefit Plan.

          (g)   Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its Welfare Plans, including (i) Code Section 4980B (as well as its predecessor provision, Code Section 162(k)) and ERISA Sections 601 through 608, inclusive, which provisions are hereinafter referred to collectively as "COBRA" and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

          (h)   The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Seller nor any fiduciary of an Employee Plan has violated the requirements of ERISA Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

          (i)    Each Employee Plan that is intended to be qualified under Code Section 401(a) or is a Defined Benefit Plan has received a favorable determination letter from the IRS, and Seller has no Knowledge of any circumstances that will or could result in the revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Code Section 501(a), and Seller is not aware of any circumstance that will or could result in a revocation of such exemption.

          (j)    There is no material pending or, to Seller's Knowledge, threatened Proceeding relating to any Employee Plan. Neither Seller nor, to Seller's Knowledge, any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject Seller or Buyer to a Tax or penalty imposed by either Code Section 4975 or ERISA Section 502(l) or a violation of ERISA Section 406.

          (k)   Schedule 3.12(k) lists all funded Welfare Plans that provide benefits to current or former employees of Seller. The funding under each Welfare Plan does not exceed and has not exceeded the limitations under Code Sections 419A(b) and Code 419A(c). Seller is not subject to taxation on the income of any Welfare Plan's welfare benefit fund (as such term is defined in Code Section 419(e) under Code Section 419A(g)).

          (l)    Except as required by Legal Requirements, the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Code Section 4999.

          (m)  Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Welfare Plans.

          (n)   No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.

          (o)   Seller has (i) filed or caused to be filed all returns and reports on the Employee Plans that it is required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. There are no unpaid fees, penalties, interest or assessments due from Seller or from any other person that are or could become an Encumbrance on any Purchased Asset or could otherwise adversely affect the businesses of the Purchased Asset.

        3.13.    Compliance with Legal Requirements; Governmental Authorizations

          (a)   Except as set forth in Schedule 3.13(a) and other than those Legal Requirements that are governed by Section 3.7: (i) Seller is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets except where the failure to be in compliance could not have a Material Adverse Effect; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except where such event or circumstance could not have a Material Adverse Effect; and (iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged or potential violation by Seller of, or failure on the part of Seller to comply with, any Legal Requirement or (B) any actual, alleged or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (b)   Schedule 3.13(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller related to the Purchased Assets or that is held by a Person other than Seller that is required in connection with the present and contemplated operation of the Purchased Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.13(b) is valid and in full force and effect. Except as set forth in Schedule 3.13(b): (i) Seller has been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.13(b) except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect; (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of Seller or a failure on the part of Seller to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.13(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.13(b), except where such event or circumstance could not have a Material Adverse Effect; (iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation by Seller of or failure on the part of Seller to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization.

        3.14.    Legal Proceedings; Orders

          (a)   Except as set forth in Schedule 3.14(a), there is no pending or, to Seller's Knowledge, threatened Proceeding: (i) by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. There are no Proceedings listed or required to be listed in Schedule 3.14(a) that could have a Material Adverse Effect. There is no Proceeding with respect to which the defense is not being provided by the insurer under the insurance policies referenced in Section 3.17.

          (b)   Except as set forth in Schedule 3.14(b), there is no Order to which Seller, its business or any of the Purchased Assets is subject and Seller is and has been in compliance with all terms and requirements of each Order to which it or any of the Purchased Assets is or has been subject.

        3.15.    Absence of Certain Changes and Events

        Except as set forth in Schedule 3.15, since the date of the Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

          (a)   Amendment to the Governing Documents of Seller;

          (b)   Damage to or destruction or loss of any Purchased Asset, whether or not covered by insurance except where such damage or destruction could not otherwise have a Material Adverse Effect;

          (c)   Sale (other than sales, processing, use or other disposition of Inventories and collection of Accounts Receivable in the Ordinary Course of Business, and depletion of Concessions Inventories not in the Ordinary Course of Business), lease or other disposition of any Purchased Asset or property of Seller or the creation of any Encumbrance on any Purchased Asset;

          (d)   Cancellation or waiver of any claims or rights with a value to Seller in excess of $250,000; or

          (e)   Contract by Seller to do any of the foregoing.

        3.16.    Contracts; No Defaults

          (a)   Except as set forth in Schedules 2.1(a), 2.1(g), 3.12(a) and 3.16(a), Seller is not party to any oral or written (i) employment, consulting or severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation stock purchase, stock option, stock appreciation right, group insurance, severance pay, or retirement plan or agreement or any similar Contract, (ii) Contract, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by Seller or the guaranty of any obligation for the borrowing of money by Seller, (iii) Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any Assigned Lease, (iv) Contract relating to the renovation or construction of any theatre or (iv) Contract which involves an obligation or right to receive payment of more than $50,000 (all such Contracts other than the Assigned Leases are collectively referred to as, "Material Contracts"). All such Schedules contain an accurate and complete list of all amendments, modifications, supplements, waivers, renewals and extensions to the Material Contracts and the Assigned Leases. Complete and correct copies of all Material Contracts have been made available to Buyer by Seller.

          (b)   Except as set forth in Schedule 3.16(b), (i) each Purchased Contract is in full force and effect and is valid and enforceable in accordance with its terms against Seller, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting the rights of creditors generally and by equitable principles, and to the Knowledge of Seller, each other Person party thereto; and (ii) each Purchased Contract is assignable by Seller to Buyer without the consent of any other Person.

          (c)   Except as set forth in Schedule 3.16(c), (i) Seller is, and has been, in compliance with all applicable terms and requirements of each Purchased Contract except where such non-compliance could not otherwise have a Material Adverse Effect; (ii) to Seller's Knowledge each other Person that has any Liability under any Purchased Contract is and has been in full compliance with all applicable terms and requirements of such Contract; (iii) no event has occurred or circumstance exists as a result of any act or omission of Seller that may give any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Purchased Contract; (iv) no event has occurred or circumstance exists as a result of any act or omission of Seller that would cause the creation of any Encumbrance affecting any of the Purchased Assets; and (v) Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, or potential violation or breach of, or default under, any Purchased Contract.

          (d)   Seller is not involved in any renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under a Purchased Contract with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand upon Seller for such renegotiation.

        3.17.    Insurance

        Except as set forth in Schedule 3.17: (i) all policies of insurance to which Seller is a party or that provide coverage to Seller: (A) are valid and outstanding; (B) taken together, provide adequate insurance coverage for the operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller in the same location; (ii) Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder; (iii) Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller; and (iv) Seller has given notice to the insurer of all claims of which Seller has Knowledge that may be insured thereby.

        3.18.    Environmental Matters

          (a)   Except as disclosed in Schedule 3.18:

              (i)  With respect to operations at, on, or affecting the Purchased Assets, Seller has complied and is in compliance with, all Environmental Laws.

             (ii)  Seller has no and will not have any liability under any Environmental Law, nor is Seller responsible for any liability of any other Person under any Environmental Law, whether by contract, by operation of law or otherwise, with respect to facts, circumstances, Releases or conditions (A) first existing, initiated or occurring during Seller's tenancy at any Leased Real Property or ownership at any Purchased Real Property; (B) of which Seller has Knowledge; or (C) caused by Seller or Seller's employees, agents, contractors, subcontractors, officers or directors ("Seller Parties"). No Environmental Claim is pending, or to Seller's Knowledge, threatened against or relating to Seller respecting any Leased Real Property or Purchased Real Property.

            (iii)  Seller has been duly issued and currently maintains all Environmental Permits necessary to operate the assets of Seller at the Leased Real Property and the Purchased Real Property as currently operated. A true and complete list of all such Environmental Permits is set out in the Schedule 3.18. All of Seller's Environmental Permits are transferable and none require consent, notification, or other action to remain in full force and effect following consummation of the transaction contemplated by this Agreement.

            (iv)  None of the following first became present at any Leased Real Property or Purchased Real Property during Seller's ownership, operation or tenancy at any Leased Real Property or Purchased Real Property, none of the following became present at the Leased Real Property or the Purchased Real Property as a result of the actions of Seller Parties, and, to Seller's Knowledge, none of the following currently exist at the Leased Real Property or the Purchased Real Property: (A) underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, (B) a dump or landfill; (C) filled in land or wetlands; (D) PCBs; (E) asbestos-containing materials; or (F) toxic mold.

             (v)  Seller has not arranged, by contract, agreement, or otherwise, for the transportation, treatment or disposal of Hazardous Materials originating at the Leased Real Property or Purchased Real Property at any location such that it is or could be liable for Remediation of such location pursuant to Environmental Laws.

          (b)   Seller has furnished to Buyer, or shall deliver to Buyer in accordance herewith within ten (10) days of the execution hereof, copies of all environmental assessments, reports, audits and other documents in Seller's Possession that relate to the current or past environmental condition of any Leased Real Property or Purchased Real Property or Seller's past or present compliance with or liability under Environmental Laws respecting any Leased Real Property or Purchased Real Property, a true and complete list of which is set forth in Schedule 3.18(b). To Seller's Knowledge, all such information that Seller has furnished to Buyer is accurate and complete.

        3.19.    Employees; Labor Disputes; Compliance

          (a)   Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment and withholding of Taxes and occupational safety and health except where such non-compliance could not otherwise have a Material Adverse Effect. No claim or proceeding is pending, or to Seller's Knowledge, threatened with respect to any actual, alleged, or potential failure to comply with any of the foregoing Legal Requirements.

          (b)   Except as disclosed in Schedule 3.19(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) there is not pending or, to Seller's Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the theatres at the Leased Real Property or the Purchased Real Property; (iv) no application or petition for an election of or for certification of a collective bargaining agent is pending; (v) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; (vi) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (vii) to Seller's Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

        3.20.    Brokers or Finders

        Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of Seller's business or the Purchased Assets or the Contemplated Transactions.

        3.21.    Transactions with Affiliates

        Except as set forth in Schedule 3.21, as of the Closing Date no current or former manager, director, executive officer or member of Seller, any Seller or any Affiliate of Seller will be party to any Material Contract or Assigned Lease or, to Seller's Knowledge, has a material interest in any Material Contract or Assigned Lease.

        3.22.    Representations and Warranties

        Other than with respect to the representations and warranties made in Article 4 of this Agreement and the ancillary agreements and certificates hereto (and subject to the limitations contained in and provisions of this Agreement), Sellers acknowledge that neither Buyer nor any of its Affiliates or Representatives makes or has made any representation or warranty, either express or implied, including as to the accuracy or completeness of or will have any Liability with respect to any of the information provided or made available to Sellers or their Representatives.

4.     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to each Seller that the following statements contained in this Article 4 are accurate as of the date of this Agreement:

        4.1.    Organization and Good Standing

        Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, with full corporate power and authority to conduct its business as it is now conducted.

        4.2.    Authority; No Conflict

        This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting the rights of creditors generally and by equitable principles. Upon the execution and delivery by Buyer of the Bill of Sale, Assignment and Assumption, the Lease Assignment and Assumption, the Holdback Escrow Agreement and each other agreement to be executed or delivered by Buyer at Closing (collectively, the "Buyer's Closing Documents"), each of the Buyer's Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting the rights of creditors generally and by equitable principles. Buyer has the power and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents, and such action has been duly authorized by all necessary corporate action.

        4.3.    Brokers or Finders

        Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

        4.4.    Representations and Warranties

          (a)   Other than with respect to the representations and warranties made in Article 3 of this Agreement as modified by the Disclosure Schedule and the ancillary agreements and certificates hereto (and subject to the limitations contained in and provisions of this Agreement), Buyer acknowledges that none of Sellers or any of their respective Affiliates or Representatives makes or has made any representation or warranty, either express or implied, including as to the accuracy or completeness of or will have any Liability with respect to any of the information provided or made available to Buyer or its Representatives.

          (b)   Buyer further acknowledges that any projections, pro formas and forecasts provided by Sellers to Buyer and prepared in good faith and based on reasonable assumptions for Sellers' operations and business practices are not to be viewed as facts or representations or warranties by Sellers, and that actual results of operations during the periods covered by such forecasts, pro formas and projections (whether conducted by a Seller or by Buyer) may differ from the projected or forecasted results; and no such differences shall constitute a breach by any Seller of a representation or warranty.

5.     COVENANTS OF SELLERS PRIOR TO CLOSING

        5.1.    Access and Investigation

          (a)   Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, each Seller shall (i) afford Buyer and its Representatives (collectively, "Buyer Group") reasonable access, during regular business hours, to such Seller's personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of such Seller; (ii) permit Buyer Group to make copies at Buyer's sole expense of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (ii) furnish Buyer Group with such additional financial, operating and other data and information relating to the Purchased Assets as Buyer may reasonably request; and (iv) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the properties, assets and financial condition related to such Seller.

          (b)   In addition, Buyer shall have the right to have the Leased Real Property, Purchased Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer's sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Leased Real Property, Purchased Real Property and Tangible Personal Property, including such engineering, seismic, asbestos, environmental and mold surveys and inspections as Buyer deems appropriate. Any such inspection shall be scheduled upon reasonable advance notice to the applicable Seller and conducted as described in clause (i) above and, if applicable, as hereinafter provided. In the event subsurface testing, any testing involving the taking of samples or other physically destructive or invasive testing is recommended by any of Buyer Group, no such testing shall be performed without the prior consent of the applicable Seller (which shall not be unreasonably withheld) and, if required under the applicable Assigned Lease, the lessor or sublessor thereunder. Subject to applicable Legal Requirements, upon the completion of any inspection or test, Buyer shall reasonably restore the Leased Real Property and the Purchased Real Property to its condition prior to such inspection or test. Buyer shall indemnify the applicable Seller and hold harmless such Seller and will reimburse such Seller for Damages to the extent caused by Buyer in connection with its physical inspection of the Leased Real Property and Purchased Real Property conducted pursuant to this Section 5.1(b); except that in no event shall Buyer be deemed to have caused Damages as a result of Buyer's discovery of any adverse condition.

        5.2.    Operation of the Business of Sellers

        Between the date of this Agreement and the Closing, each Seller shall:

          (a)   conduct its business only in the Ordinary Course of Business (provided that a Seller may deplete its Concessions Inventories in anticipation of the Closing, if such Seller so chooses);

          (b)   without making any commitment on Buyer's behalf, use its Reasonable Best Efforts to preserve intact its current business organization, keep available the services of its officers, managers, employees and agents and maintain its relations and good will with customers, landlords, creditors, employees, agents and others having business relationships with it;

          (c)   provide copies of theatre renovation plans related to a Assigned Lease;

          (d)   make no material changes in Seller's management personnel;

          (e)   maintain the Purchased Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of Seller's business;

          (f)    keep in full force and effect, without amendment, all material rights relating to Seller's business;

          (g)   comply with all Legal Requirements and contractual obligations applicable to the operations of Seller's business, including compliance with federal and state W.A.R.N. Act or similar statutes;

          (h)   continue in full force and effect the insurance coverage under its policies or substantially equivalent policies;

          (i)    cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of such Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer; and

          (j)    maintain all books and Records of such Seller relating to such Seller's business in the Ordinary Course of Business.

        5.3.    Negative Covenant

        Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, each Seller shall not (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.11 and Section 3.15 would occur or reasonably be expected to occur; (b) terminate, cancel, amend, modify, supplement or waive performance of any Purchased Contract, Assigned Lease or Governmental Authorization or take any other action with respect to any of the foregoing in a manner that is not in the Ordinary Course of Business or amend any theatre renovation plans without the prior consent of Buyer, which consent shall not be unreasonably withheld or enter into any construction contracts other than with respect to the projects that are the subject of the Development Agreements and upon the prior consent of Buyer, which consent shall not be unreasonably withheld; (c) allow the levels of supplies or other materials included in the Inventories to vary materially from the levels customarily maintained except as permitted by the Concessions Letter Agreement; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Purchased Assets, the business of Seller or the Assumed Liabilities.

        5.4.    Required Approvals

        As promptly as practicable after the date of this Agreement, each Seller shall make all filings required to be made by it to obtain Governmental Authorizations or pursuant to Legal Requirements in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Each Seller also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements or to obtain a Governmental Authorization, shall be required to make in connection with the Contemplated Transactions. Each Seller also shall cooperate with Buyer and its Representatives in obtaining all Consents (including taking all commercially reasonable actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act); provided, however, that Sellers shall not be required to dispose of or make any change to their business, expend any material funds or incur any other burden in order to comply with this Section 5.4.

        5.5.    Notification

        Between the date of this Agreement and the Closing, each Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of its representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller's discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedule, the applicable Seller shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. Such delivery shall not be deemed to amend or supplement the Disclosure Schedule or prevent or cure any breach or affect any rights of Buyer under Article 7, Article 9 and Article 11. During the same period, each Seller also shall promptly notify Buyer of the occurrence of any breach of any covenant of such Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

        5.6.    Reasonable Best Efforts

        Each Seller shall use its Reasonable Best Efforts to cause the conditions in Article 7 to be satisfied by the Scheduled Closing Date.

        5.7.    Interim Financial Statements

        Until the Closing Date, each Seller shall deliver to Buyer within ten (10) days after the end of each month and within forty-five (45) days after the end of each fiscal quarter a copy of the financial statements for such month and fiscal quarter, respectively. Such financial statements and the deliveries under Section 2.8 shall be prepared in a manner and containing information consistent with such Seller's current practices and certified by such Seller's chief financial officer as to compliance of such financial statements with the third, fourth and fifth sentences of Section 3.4.

        5.8.    Payment of Liabilities

        Between the date hereof and the Closing Date, each Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations which become due and payable.

        5.9.    Current Evidence of Title

          (a)   As soon as is reasonably possible, the parties shall cause to be furnished to Buyer, at Sellers' expense, preliminary title reports issued by the Title Company for each of the leasehold estates under the Assigned Leases and for the Purchased Real Property, together with complete and legible copies of all recorded documents appearing as exceptions thereon. As soon as reasonably possible, Sellers shall cause to be furnished to Buyer, at Sellers' expense, (i) true and complete copies of all policies of title insurance previously obtained by the applicable Seller with respect to the Assigned Leases, the Leased Real Property, the Purchased Real Property or any portion thereof, which are in Seller's Possession, and (ii) true and complete copies of all boundary, land or ALTA surveys, if any, of the Purchased Real Property or the Leased Real Property, or any portion thereof, in Seller's Possession.

            (A)  Buyer shall have the right, but not the obligation, at Buyer's sole cost and expense, to cause to be furnished to the Title Company a current survey of all or any portion of the Leased Real Property and the Purchased Real Property, or a current update of a pre-existing survey.

            (B)  On or before the Due Diligence Deadline, Buyer shall deliver to Sellers a written notice setting forth its objections, if any, to the exceptions to title reflected therein or in the updated surveys (the "Disapproved Exceptions"). At or prior to Closing, Sellers shall cause the removal of all voluntary monetary liens, all involuntary monetary liens which exist to Seller's Knowledge as of the date hereof and all other involuntary monetary liens having a face amount of less than $1,000,000 individually, provided that Seller shall only be obligated to discharge such voluntary and involuntary liens to the extent attributable to an act or omission of the applicable Seller or persons claiming under or through such Seller (as distinct from such Seller's lessor or master lessor, as applicable), and provided further that Seller shall not be obligated to discharge the liens of real property taxes and assessments that are not yet delinquent, such taxes being prorated pursuant to this Agreement. Sellers shall make Reasonable Best Efforts to remove all other Disapproved Exceptions that are reasonably disapproved by Buyer, but Seller shall not be required to incur any substantial costs or to institute litigation in connection therewith. Such removal may be by way of deletion of the exception or by endorsement over the exception by the Title Company (and may be accomplished by the Sellers by bonding) in form and substance satisfactory to Buyer. If any new exception shall appear in any supplement to the Title Documents and if such new exception existed prior to the date hereof but was not disclosed in the Title Documents, then Buyer shall have the right to object in writing to such exception within five (5) Business Days after Buyer's receipt of such supplement, and such exception shall thereafter be a Disapproved Exception. If such new exception did not exist prior to the date hereof, then Sellers shall promptly (but not later than Closing) remove such exception to Buyer's satisfaction subject to the limitations set forth above on Sellers' removal obligations respecting involuntary monetary liens, and provided Sellers shall have no obligation to remove new exceptions caused by the acts or omissions of Buyer or its Representatives. If Sellers fail to cause the removal of any exception which Sellers are obligated by this paragraph to remove, then Buyer's election to close shall not constitute a waiver of Buyer's rights hereunder, which shall survive Closing.

            (C)  As contemplated by Section 7.7, it shall be a condition to Buyer's obligation to close that Title Company be unconditionally committed at Closing, subject only to the payment of the applicable premium, to issue policies of title insurance with respect to each of the Assigned Leases and the Purchased Real Property in amounts reasonably acceptable to Buyer and the Title Company (but in no event shall the aggregate amount exceed the Purchase Price), naming Buyer as insured and, if requested, Buyer's lender as insured, and containing no exceptions other than those which Buyer has approved in writing pursuant to Section 5.9(a). The Title Policies for the Assigned Leases naming Buyer as insured shall be the ALTA Extended Coverage Leasehold Owner's Policy of Title Insurance—1970 Form and the Title Policies for the Assigned Leases naming Buyer's lender as insured shall be the ALTA Extended Coverage Leasehold Lender's Policy of Title Insurance—1970 Form, if and so long as Buyer obtains Title Company's written commitment prior to the Due Diligence Deadline to issue such forms, otherwise Buyer shall accept the corresponding current ALTA form policies. The Title Policies for the Purchased Real Property naming Buyer as insured shall be the ALTA Extended Coverage Owner's Policy of Title Insurance—1970 Form and the Title Policies for the Purchased Real Property naming Buyer's lender as insured shall be the ALTA Extended Coverage Lender's Policy of Title Insurance—1970 Form if and so long as Buyer obtains Title Company's written commitment prior to the Due Diligence Deadline to issue such forms, otherwise Buyer shall accept the corresponding current ALTA form policies

          (b)   Buyer shall have the right, but not the obligation, to conduct complete and current searches, at Buyer's sole cost and expense, in the name of each Seller and other appropriate parties of all Uniform Commercial Code Financing Statements records maintained by the Secretary of State of the state in which the applicable Seller is organized, the state in which such Seller maintains its principal place of business, each jurisdiction in which a filing would be required in order to perfect a security interest in the Purchased Assets, the clerk or recorder of deeds (or other governmental office where real property documents are filed for recording) of each county in which any Assigned Lease is located and wherever else a Seller or Buyer, based upon its investigation, is aware that a Uniform Commercial Code Financing Statement has been filed. Prior to Closing, Seller shall deliver to Buyer releases, termination statements and other documents as may be necessary to provide reasonable evidence that all items of intangible personal property, Tangible Personal Property and fixtures to be sold under this Agreement are free and clear of Encumbrances, other than as permitted under this Agreement.

          (c)   On or before the Due Diligence Deadline, Buyer shall deliver to Seller a written notice setting forth its objections, if any, to the physical condition of the Leased Real Property and the Purchased Real Property. Seller shall use Reasonable Best Efforts to cure each such objection to Buyer's reasonable satisfaction on or before the Closing Deadline; provided however, that Sellers shall not be required to spend more than $25,000 to cure any individual objection, or $500,000 in the aggregate to cure all such objections.

          (d)   Nothing herein waives Buyer's right to claim a right to indemnification as provided in Section 11.2 if Buyer suffers Damages as a result of any breach by any Seller of any express representation by such Seller set forth in this Agreement with respect to the condition of title to the Leased Real Property and the Purchased Real Property.

        5.10.    Affiliate Guarantors

        Buyer and Sellers shall use their Reasonable Best Efforts to assist the Affiliate Guarantors in securing the release of the Affiliate Guarantors from their respective obligations under the affiliate guarantees of the Assigned Leases set forth in Schedule 5.10 ("Affiliate Guarantees"). Such Reasonable Best Efforts of Buyer shall include Buyer's offer to provide a lease guaranty on terms substantially equivalent to the Affiliate Guarantee. In the event that such an Affiliate Guarantee is not released, then Buyer shall indemnify the corresponding Affiliate Guarantor for Damages incurred by such Affiliate Guarantor that constitute an Assumed Liability to the extent incurred with respect to the related Affiliate Guarantee in the same manner that Buyer indemnifies a Seller for Assumed Liabilities pursuant to Article 11. Only for the purposes of the foregoing indemnity as between Buyer and an Affiliate Guarantor, (a) a Predecessor Tenant shall be considered an Affiliate Guarantor and (b) the applicable Affiliate Guarantor shall have the same rights and procedural obligations as those of a Seller under Article 11.

6.     COVENANTS OF BUYER PRIOR TO CLOSING

        6.1.    Required Approvals

        As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements (including all filings under the HSR Act) to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Representatives and Affiliates to cooperate, with each Seller (a) with respect to all filings each Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Schedule 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

        6.2.    Reasonable Best Efforts

        Buyer shall use its Reasonable Best Efforts to cause the conditions in Article 8 to be satisfied by the Scheduled Closing Date.

        6.3.    Notification

        Between the date of this Agreement and the Closing, Buyer shall promptly notify each Seller in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of its representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Buyer's discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedule, Buyer shall promptly deliver to each Seller a supplement to the Disclosure Schedule specifying such change. Such delivery shall not be deemed to amend or supplement the Disclosure Schedule or prevent or cure any breach or affect any rights of a Seller under Article 8, Article 9 and Article 11. During the same period, Buyer also shall promptly notify each Seller of the occurrence of any breach of any covenant of Buyer in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

7.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

        Buyer's obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

        7.1.    Accuracy of Representations

        Each Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, except to the extent that such representations and warranties are qualified by the term "material," "Material Adverse Effect" or similar qualification in which case such representations and warranties (as so written, including the term "material", "Material Adverse Effect" or such similar qualification) shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date, in all cases without giving effect to any supplement to the Disclosure Schedule. If Damages for a breach or breaches of such representations and warranties exceed $1,000,000 individually or in the aggregate, such breach or breaches shall be deemed to be a failure of the condition precedent set forth in this Section 7.1.

        7.2.    Seller's Performance

        All of the covenants and obligations that each Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

        7.3.    Consents

        Each of the Consents set forth on Schedule 3.2(c) and required to be obtained in connection with the Contemplated Transactions shall have been obtained and shall be in full force and effect.

        7.4.    Additional Documents

        Each Seller shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

          (a)   an opinion of Sellers' counsel, dated the Closing Date, the substance of which is set forth in Exhibit 7.4(a);

          (b)   evidence of termination of the Concession Lease Agreement between Signature and Pacific Concessions, Inc.;

          (c)   release of Buyer Indemnified Parties from Pacific Concessions, Inc. in connection with proceeds to be paid to it by Signature as a result of the Contemplated Transactions;

          (d)   releases of all Encumbrances on the Purchased Assets (other than the Assigned Leases and the Purchased Real Property), other than Permitted Non-Real Property Encumbrances;

          (e)   certificates dated as of a date not earlier than the third Business Day prior to the Closing as to the good standing of each Seller and payment of all applicable state Taxes by each Seller, executed by the appropriate officials of the State of California and each jurisdiction in which a Seller is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1(a); and

          (f)    such other documents as Buyer may reasonably request for the purpose of:

              (i)  evidencing the accuracy of any of a Seller's representations and warranties;

             (ii)  evidencing the performance by a Seller or the compliance by a Seller, with any covenant or obligation required to be performed or complied with by such Seller;

            (iii)  evidencing the satisfaction of any condition referred to in this Article 7; or

            (iv)  otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

        7.5.    No Injunction

        There shall not be in effect any Legal Requirement or injunction or other Order that (a) prohibits the consummation of the Contemplated Transaction and (b) has been adopted as issued, or has otherwise become effective since the date of this Agreement. Without limiting the generality of the foregoing, the applicable waiting period under the HSR Act shall have expired or been terminated, and neither the Department of Justice nor the Federal Trade Commission shall have instituted any litigation to enjoin or delay consummation of the Contemplated Transactions.

        7.6.    No Conflict

        Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Affiliate of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published by any Governmental Body.

        7.7.    Title Insurance

        Buyer shall have received irrevocable and binding commitments to issue the Title Policies consistent with Section 5.9, if any, between Closing and recordation. Seller shall furnish to the Title Company a standard gap indemnity in form sufficient to allow the Title Company to issue the Title Policies without any exception for matters arising due to acts or omissions of Seller (as distinct from any acts or omissions of such Seller's lessor or master lessor, as applicable) and otherwise in a form reasonably acceptable to Seller.

        7.8.    Governmental Authorizations

        Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Purchased Assets from and after the Closing.

        7.9.    Environmental Report; Physical Inspection

        Buyer shall have obtained on or before the Due Diligence Deadline, at Buyer's sole cost and expense, environmental site assessment reports and physical inspection and structural engineering reports with respect to the Leased Real Property and Purchased Real Property, which reports shall be acceptable in form and substance to Buyer in its sole discretion and Buyer shall have conducted, at Buyer's sole cost and expense, any further testing or diligence recommended in such reports. If Buyer disapproves the results of any such inspections and investigations, then, in addition to the rights specified in Section 9.1, Buyer shall have the right to terminate this Agreement by written notice delivered to Sellers before the Due Diligence Deadline. If Buyer fails so to terminate this Agreement on or before the Due Diligence Deadline, then the condition precedent in this Section 7.9 shall be deemed waived by Buyer.

        7.10.    Assigned Lease Estoppels

        Sellers shall have delivered to Buyer pursuant to Section 2.12 hereof, on or prior to the Due Diligence Deadline, a Lessor Consent and Estoppel duly executed and delivered by each lessor and master lessor under each of the Assigned Leases, in form and substance satisfactory to Buyer.

        7.11.    REA and DDA Estoppels

        Sellers shall have delivered to Buyer pursuant to Section 2.13 hereof, on or prior to the Due Diligence Deadline, estoppels duly executed and delivered by each of the other parties to the REAs, in form and substance reasonably satisfactory to Buyer. Sellers shall have delivered to Buyer pursuant to Section 2.13 hereof, consents from each of the agencies to the DDAs, in form and substance reasonably satisfactory to Buyer.

        7.12.    SNDAs

        Sellers shall have delivered to Buyer pursuant to Section 2.14 hereof, on or prior to the Due Diligence Deadline, original non-disturbance agreements duly executed, acknowledged and delivered by each of the parties described therein, in recordable form and otherwise in form and substance satisfactory to Buyer.

        7.13.    Memoranda of Lease

        Sellers shall have delivered to Buyer pursuant to Section 2.15 hereof, on or prior to the Due Diligence Deadline, original memoranda of lease duly executed, acknowledged and delivered by the lessors under the Assigned Leases, in recordable form and otherwise in form and substance satisfactory to Buyer.

        7.14.    Merger Agreement

        Buyer and Signature Theatre Investors, LLC shall have entered into a Merger Agreement for the acquisition of Signature Theatre Investors, LLC by Buyer or its designees, and such Merger Agreement shall not have been terminated by any Person party thereto.

8.     CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

        Each Seller's obligation to sell the Purchased Assets and to take the other actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the applicable Seller in whole or in part):

        8.1.    Accuracy of Representations

        All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made except to the extent that such representations and warranties are qualified by the term "material" or similar qualification in which case such representations and warranties (as so written, including the term "material" or such similar qualification) shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date.

        8.2.    Buyer's Performance

        All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects. Without limiting the generality of the foregoing, Buyer shall have tendered payment of the Purchase Price in the manner required under this Agreement.

        8.3.    Additional Documents

          (a)   Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Sellers, and such other documents as Sellers may reasonably request for the purpose of:

              (i)  evidencing the accuracy of any representation or warranty of Buyer,

             (ii)  evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer,

            (iii)  evidencing the satisfaction of any condition referred to in this Article 8, or

            (iv)  otherwise facilitating the consummation or performance of the Contemplated Transactions.

          (b)   Buyer shall have caused to be delivered to Sellers, an opinion of Buyer's counsel, dated the Closing Date, the substance of which is set forth in Exhibit 8.3(b).

        8.4.    No Injunction

        There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement. Without limiting the generality of the foregoing, the applicable waiting period under the HSR Act shall have expired or been terminated, and neither the Department of Justice nor the Federal Trade Commission shall have instituted any litigation to enjoin or delay consummation of the Contemplated Transactions.

        8.5.    Merger Agreement

        Buyer and Signature Theatre Investors, LLC shall have entered into a Merger Agreement for the acquisition of Signature Theatre Investors, LLC by Buyer or its designees and such Merger Agreement shall not have been terminated by any Person party thereto.

9.     TERMINATION

        9.1.    Termination Events

        By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

          (a)   by Buyer if a material breach of any provision of this Agreement has been committed by a Seller and such breach has not been waived by Buyer or cured within 10 days by the applicable Seller after written notice from Buyer of the breach;

          (b)   by a Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by such Seller or cured within 10 days by Buyer after written notice from such Seller of the breach;

          (c)   by either Buyer or a Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the Closing Deadline; or

          (d)   by mutual consent of Buyer and each Seller, at any time.

        9.2.    Effect of Termination

          (a)   Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 9.1 by any party, such termination shall be without liability for Damages to the other parties to this Agreement, and all obligations of all of the parties under this Agreement will terminate, except that the obligations of the parties in the last sentence of Section 5.1(b), this Section 9.2 and Article 12 (except for those in Section 12.5) will survive; provided, however, that, if this Agreement is terminated pursuant to Section 9.1(a) or 9.1(b) and the breach resulted from the willful and deliberate failure of any party to fulfill a condition to the performance of the other party, or the willful and deliberate failure to perform a covenant of this Agreement, or the willful and deliberate breach of a representation or warranty contained in this Agreement, then the terminating party's (and non-terminating party's) right to pursue legal remedies will survive such termination unimpaired.

          (b)   Each of the Sellers and Buyer acknowledge that the agreements contained in Section 9.2(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Sellers and Buyer would not enter into this Agreement; accordingly, if any party initiates litigation to recover Damages from the other pursuant to the proviso of Section 9.2(a), then the prevailing party shall be entitled to its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the "prime" rate of interest as published from time to time by The Wall Street Journal in its "Money Rates" section of its Western Edition newspaper in effect from time to time during such period plus two percent.

10.   ADDITIONAL COVENANTS

        10.1.    Assistance in Proceedings

        Each Seller will reasonably cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding against Buyer after the Closing Date involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving such Seller or its business.

        10.2.    Retention of and Access to Records

        After the Closing Date, Buyer shall retain for a period consistent with Buyer's record-retention policies and practices (but no less than five (5) years) those Records of each Seller delivered to Buyer. Buyer also shall provide the applicable Seller and its Representatives reasonable access thereto, during normal business hours and on at least ten (10) days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, each Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least ten (1) days' prior written notice, for any reasonable business purpose necessary to the ownership or operation of the Purchased Assets specified by Buyer in such notice.

        10.3.    Further Assurances

        Subject to the provisos in Section 5.1 and Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

        10.4.    Annual Passes

        For each of the calendar years 2005 through and ending with calendar year 2014, Buyer shall provide Signature (through Philip Harris & Associates, Inc.) with a total of 25 annual passes for free admission to any motion picture theatre operated by Buyer.

11.   INDEMNIFICATION; REMEDIES

        11.1.    Survival and Materiality

          (a)   All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.6.

              (i)  Notwithstanding the foregoing, in the event that there is or are any breach or breaches of the representations and warranties of Sellers that become known to Buyer prior to Closing based upon supplements to the Disclosure Schedules or through Buyer's exercise of its rights under Section 5.1 ("Known Breaches") and (A) the Damages related to such Known Breaches are less than or equal to $1,000,000, then Buyer may elect to proceed to Closing and the amount by which the Damages related to such Known Breaches are less than or equal to $1,000,000 shall be applied against the Basket, or (B) if the Damages related to such Known Breaches exceed $1,000,000 and Buyer elects to proceed to Closing, then (x) Buyer shall have waived any claim for indemnification based upon the Known Breaches to the extent that the Damages therefor exceed $1,000,000 and (y) such claims and Damages up to $1,000,000 shall be satisfied in full by application against the Basket so that the amount remaining in the Basket is $0. Notices of any such claims by Buyer and disputes over the alleged amount of Damages shall be handled as provided in the following paragraph.

             (ii)  Prior to Closing, Buyer shall deliver to Sellers a notice setting forth the Known Breaches, together with such supplemental information as shall be reasonably necessary or appropriate to enable Sellers to determine the accuracy thereof ("Breach Notice"). The Breach Notice shall be based upon the most current and reliable information reasonably available to Buyer at the time of its delivery. Within 2 Business Days after receipt of the Breach Notice, a Seller shall notify the Buyer in writing whether such Seller disapproves of the Breach Notice. If a Seller disputes the Breach Notice, or fails to notify Buyer of its disapproval in the manner and within the time specified above, then the Breach Notice shall be as delivered to Seller. If a Seller disapproves a Breach Notice, then such Seller and Buyer shall use their Reasonable Best Efforts for a period of 5 Business Days to agree to the Breach Notice, and the Breach Notice shall be amended accordingly. If a Seller and Buyer cannot agree upon the Breach Notice, then the accounting firm of PricewaterhouseCoopers, or its successor, is designated to act as sole arbitrator and to decide all points of disagreement with respect to the Breach Notice, such decision to be binding on both parties. If such firm is unwilling or unable to serve in such capacity, the Seller and Buyer shall use Reasonable Best Efforts to designate and retain another mutually acceptable nationally-recognized accounting firm not retained for general audit purposes by either of them as the sole arbitrator under this Section 11.2(a)(ii). The costs and expenses of the arbitrator, whether the firm designated above, or otherwise designated, shall be shared equally by the applicable Seller and Buyer and in the event that all Sellers object, then Sellers' aggregate share of the costs and expenses of the arbitrator shall be fifty percent.

          (b)   For purposes of determining whether there has been any such misrepresentation or breach of warranty pursuant to this Article 11 and for purposes of calculating the amount of Damages arising therefrom, the representations and warranties of Sellers and Buyer shall be deemed not to be qualified by any concept of "material", "Material Adverse Effect" or similar qualification.

        11.2.    Indemnification and Reimbursement By Sellers

        Sellers, severally based upon such Seller's respective percentage allocation of the Purchase Price and not jointly, shall indemnify and hold harmless Buyer, and its Representatives, and Affiliates (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (but excluding any Damages not involving a Third-Party Claim based on lost profits, consequential or punitive damages) (collectively, "Damages"), arising from or in connection with:

          (a)   any breach of any representation or warranty made by such Seller in (i) Article 3 of this Agreement (without giving effect to any supplement to the Disclosure Schedule), (ii) the Disclosure Schedule, (iii) the supplements to the Disclosure Schedule, (iv) the certificates delivered pursuant to Section 2.7, or (v) any transfer instrument;

          (b)   any breach of any covenant or obligation of such Seller in (i) this Agreement (ii) the certificates delivered pursuant to Section 2.7, or (iii) any transfer instrument;

          (c)   any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with such Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; or

          (d)   any Retained Liabilities (other than for Damages that arise from the Released Claims).

        11.3.    Indemnification and Reimbursement by Buyer

        Buyer will indemnify and hold harmless each of the Sellers and its respective Representatives and Affiliates (collectively, "Seller Indemnified Persons"), and will reimburse Seller Indemnified Persons, for any Damages arising from or in connection with:

          (a)   any breach of any representation or warranty made by Buyer in Article 4 of this Agreement or in any transfer instrument;

          (b)   any breach of any covenant or obligation of Buyer in (i) this Agreement or (ii) any transfer instrument;

          (c)   any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions; or

          (d)   any Assumed Liabilities.

        11.4.    Limitations on Amount—Sellers

          (a)   Signature shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) and 11.2(b) until the total of all Damages with respect to such matters exceeds $722,517 and then only for the amount by which such Damages exceed $722,517.

          (b)   Turlock shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) and 11.2(b) until the total of all Damages with respect to such matters exceeds $59,272 and then only for the amount by which such Damages exceed $59,272.

          (c)   Desert shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) and 11.2(b) until the total of all Damages with respect to such matters exceeds $50,425 and then only for the amount by which such Damages exceed $50,425.

          (d)   The aggregate sum of the amounts in Sections 11.4(a), (b) and (c) is referred to herein as the "Basket". However, the limitation of Sections 11.4(a), (b) and (c) will not apply to (i) claims under Section 11.2(c) and 11.2(d), (ii) to matters arising in respect of Sections 2.4(b), 2.8, 3.2, 3.6(h), 3.10, 3.20 or 12.1, (iii) a breach of this Article 11 or (iv) a Seller's fraud. In no event shall a Seller's aggregate liability for claims under Section 11.2(a) and 11.2(b) exceed the portion of the Holdback Escrow Amount allocated to such Seller in Section 2.9.

        11.5.    Limitations on Amount—Buyer

        Buyer will have no liability (for indemnification or otherwise) with respect to claims brought by a Seller under Section 11.3(a) and 11.3(b) until the total of all Damages with respect to such matters exceeds the portion of the Basket allocated to such Seller in Section 11.4 and then only for the amount by which such Damages exceed such portion of the Basket allocated to such Seller in Section 11.4. However, the limitation of the preceding sentence of this Section 11.5 will not apply to (i) claims under Section 11.3(c) and 11.3(d), (ii) matters arising in respect of Section 2.4(a), 2.8, the last sentence of Section 5.1(b), Sections 4.2, 4.3 or 12.1, (iii) a breach of this Article 11 or (iv) Buyer's fraud. In no event shall Buyer's aggregate liability for claims to a Seller under Section 11.3(a) and 11.3(b) exceed an amount equal to the portion of the Holdback Escrow Amount allocated to such Seller in Section 2.9.

        11.6.    Time Limitations

          (a)   If the Closing occurs, a Seller will have liability (for indemnification or otherwise) with respect to Section 11.2(a) or Section 11.2(b) only if on or before the one year anniversary of the Closing Date, Buyer notifies such Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer. However, the limitation of the preceding sentence of this Section 11.6(a) will not apply to a Seller's fraud.

          (b)   If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to Section 11.3(a) or Section 11.3(b) only if on or before the one year anniversary of the Closing Date, a Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Seller. However, the limitation of the preceding sentence of this Section 11.6(b) will not apply to Buyer's fraud.

        11.7.    Remedy

        Subject to Section 9.2(a), the provisions of this Article 11 shall provide the sole and exclusive recourse and remedy of Buyer with respect to any claims made or with respect to which indemnification may be sought under Section 11.2(a) through 11.2(d). Subject to Section 9.2(a), the provisions of this Article 11 shall provide the sole and exclusive recourse and remedy of Sellers with respect to any claims made or with respect to which indemnification may be sought under Section 11.3(a) through 11.3(d).

        11.8.    Third-Party Claims

          (a)   Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an "Indemnified Person") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice (a "Claim Notice") to the Person obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

          (b)   The Indemnifying Person shall have ten (10) days after receipt of the Claim Notice to notify the Indemnified Person (i) whether or not the Indemnifying Person disputes its liability to the Indemnified Person with respect to such claim, and (ii) notwithstanding such dispute, whether or not the Indemnifying Person desires to defend the Indemnified Person against such claim.

          (c)   If the Indemnifying Person does not elect to assume the defense of such claim, the Indemnified Person may engage counsel of its choosing and proceed to defend the claim and reserve its right to recover its Damages from the Indemnifying Person if the latter wrongfully refused to defend such claim. Any action by Indemnified Person against Indemnifying Person for wrongful refusal to defend shall be brought within the applicable period of limitations under applicable state law.

          (d)   If an Indemnified Person gives notice to the Indemnifying Person pursuant to Article 11 of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, if it so elects (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), the Indemnifying Person may assume the defense of such Third-Party Claim with counsel of its own choosing that is reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-

  Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (A) such assumption shall not constitute an admission by the Indemnifying Person that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (B) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless: (I) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person by the Indemnified Person; (II) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (III) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent.

          (e)   Except where the Indemnifying Person (i) timely elects to defend the Indemnified Person (in which case Section 11.8(d) shall govern), or (ii) the Indemnifying Person disputes its liability in a timely manner, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person, subject to their respective limits on indemnification under Sections 11.4 and 11.5.

          (f)    Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (g)   With respect to any Third-Party Claim subject to indemnification under this Article 11 (i) both the Indemnified Person and the Indemnifying Person, shall keep the other Person reasonably informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

          (h)   With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that (i) it will use its Reasonable Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Legal Requirements and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

        11.9.    Other Claims

        A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

        11.10.    Released Claims

        Buyer agrees not to assert any claims against Sellers (whether by way of demand, suit, cross-complaint, impleader or otherwise) and covenants not to sue Sellers for Damages with respect to the Released Claims and, as between Buyer and Sellers, releases Sellers from any Liability with respect thereto.

        11.11.    Title Insurance

        As between Buyer and Sellers, Buyer agrees that Buyer's sole recourse respecting any Subject To Liabilities shall be against the Title Company under the Title Policies. Notwithstanding the foregoing, to the extent that Buyer has recourse against Persons other than Sellers with respect to the Subject To Liabilities nothing herein shall prevent Buyer from pursuing such remedies. The provisions of this Section 11.11 shall survive the delivery of and shall not merge into the Grant Deed delivered to Buyer at Closing respecting the Purchased Real Property.

12.   GENERAL PROVISIONS

        12.1.    Expenses

        Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. At Closing, Sellers shall pay (a) fees for recording of the reconveyances, the memoranda of lease and Lease Assignments and Assumptions and (b) documentary transfer taxes. At Closing, Buyer and the applicable Seller shall share equally that portion of the title premiums for the Title Policies equivalent to the basic premium that would have been payable for standard CLTA coverage ("Sellers' Premium Portion"). At Closing, Buyer shall pay (i) fees for recording of the SNDAs and NDAs; (ii) premiums for the Title Policies in excess of the Sellers' Premium Portion including, without limitation, the difference between standard coverage and extended coverage, the additional premiums if any attributable to the issuance of the lender's policies, and the additional premiums if any attributable to the issuance of any endorsements to the owner's or lender's policies; and (iii) the penalty payable in connection with election not to file preliminary change of ownership reports in California. Buyer will pay one-half and the Seller will pay one-half of (A) the HSR Act filing fee; (B) the fees and expenses of the Closing Escrow Holder under this Agreement; (C) the Holdback Escrow Agent under the Holdback Escrow Agreement; provided that the HSR Act filing fee will be paid by Buyer and Sellers at the time of the filing of the HSR Act filing and not through the Closing Escrow Holder and the fees payable under the Holdback Escrow Agreement shall be paid to the Holdback Escrow Agent pursuant to the Holdback Escrow Agreement. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

        12.2.    Public Announcements; Confidentiality

          (a)   Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the parties mutually agree, subject to any Legal Requirement applicable to Buyer or Sellers. Except with the prior consent of the other parties or as permitted by this Agreement, neither Buyer, Seller nor any of their respective Representatives shall disclose to any Person (i) the fact that any Confidential Information of Sellers has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Sellers or (ii) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Sellers and Buyer will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with Sellers will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication through one of its Representatives.

          (b)   Buyer and Sellers acknowledge that they entered into a letter agreement dated May 17, 2002 regarding confidentiality and non-disclosure of certain information regarding Sellers and their business in connection with a possible transaction among the parties (the "2002 Agreement"). Buyer and Sellers hereby agree that the terms and provisions of the 2002 Agreement shall apply to the Contemplated Transactions and, consequently, hereby reinstate such terms and provisions and incorporate them herein by this reference for a term of one year from the later of the Agreement Date or the date on which this Agreement is terminated under Section 9.1; provided that Buyer's obligations to maintain the confidentiality of Information (as defined in the 2002 Agreement) comprising Purchased Assets shall terminate effective upon consummation of the Contemplated Transactions on the Closing Date. This Section 12.2(b) shall survive the termination of this Agreement.

        12.3.    Notices

        All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally-recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

        Sellers:

    Signature Theatres, LLC

    c/o Signature Theatres Management Company
    3000 Executive Parkway, Suite 150
    San Ramon, CA 94583
    Attention: Philip Harris, President
    Fax No: (925) 884-4901
    Phone No.: (925) 884-4800

  with a mandatory copy to:

    Greene Radovsky Maloney & Share LLP
    Four Embarcadero Center, Suite 4000
    San Francisco, California 94111-4106
    Attention: Donald R. Share, Esq.
    Fax No.: (415) 777-4961
    Phone No.: (415) 981-1400

    Turlock Cinemas, LLC
    c/o Signature Theatres Management Company
    3000 Executive Parkway, Suite 150
    San Ramon, CA 94583
    Attention: Philip Harris, President
    Fax No: (925) 884-4901
    Phone No.: (925) 884-4800

  with a mandatory copy to:

    Greene Radovsky Maloney & Share LLP
    Four Embarcadero Center, Suite 4000
    San Francisco, California 94111-4106
    Attention: Donald R. Share, Esq.
    Fax No.: (415) 777-4961
    Phone No.: (415) 981-1400

        Until the Effective Time:

    Signature Desert Cinemas, LLC
    c/o Signature Theatres Management Company
    3000 Executive Parkway, Suite 150
    San Ramon, CA 94583
    Attention: Philip Harris, President
    Fax No: (925) 884-4901
    Phone No.: (925) 884-4800

        From and after the Effective Time:

    Desert Representative
    c/o Signature Theatres Management Company
    3000 Executive Parkway, Suite 150
    San Ramon, CA 94583
    Attention: Philip Harris
    Fax No: (925) 884-4901
    Phone No.: (925) 884-4800

  with a mandatory copy to:

    Greene Radovsky Maloney & Share LLP
    Four Embarcadero Center, Suite 4000
    San Francisco, California 94111-4106
    Attention: Donald R. Share, Esq.
    Fax No.: (415) 777-4961
    Phone No.: (415) 981-1400

    Buyer: Regal Cinemas, Inc.
    Attention: General Counsel
    7132 Regal Lane
    Knoxville, TN 37918
    Fax No.: (865) 922-6085
    Phone No.: (865) 922-1123

  with a mandatory copy to:

    Hogan & Hartson L.L.P.
    1200 17 Street, Suite 1500
    Denver, CO 80202
    Attention: Christopher J. Walsh
    Fax No.: (303) 899-7333
    Phone No.: (303) 454-2480

        12.4.    Jurisdiction; Service of Process

        Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the federal or state courts of the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, and waives any objection it may now or hereafter have to venue or to convenience of forum. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

        12.5.    Enforcement of Agreement

        Sellers acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with its specific terms and that any breach of this Agreement by Sellers could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

        12.6.    Waiver; Remedies Cumulative

        The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        12.7.    Entire Agreement and Modification

        This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment. Notwithstanding anything contrary in this Agreement, all Related Party Contracts between an Affiliate of a Seller and Buyer and/or an Affiliate of Buyer shall be governed by the terms of the Related Party Contract as between those parties.

        12.8.    Disclosure Schedule

          (a)   The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Sellers as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure

  Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

          (b)   The statements in the Disclosure Schedule, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

        12.9.    Assignments, Successors and No Third-Party Rights; Several Liability

        No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any of its subsidiaries or Affiliates; provided that Regal Cinemas, Inc. shall remain jointly and severally liable with such assignee for the payment of the Purchase Price hereunder and for the payment and performance of all of its indemnity obligations under Article 11 hereof. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.9 and to the Affiliate Guarantors pursuant to Section 5.10 in which respect such Affiliate Guarantors are intended third-party beneficiaries of the agreements set forth in Section 5.10. Notwithstanding anything to the contrary in this Agreement, the obligations of each Seller under this Agreement are several and not joint with those of the other Seller; each Seller shall have responsibility only for the representations, warranties and covenants given and made with respect to itself under this Agreement, and such Seller shall not be responsible or liable (for indemnification or otherwise) for breaches by the other Seller of such other Seller's own representations, warranties or covenants under this Agreement.

        12.10.    Desert Representative

        As of the Effective Time, Desert hereby irrevocably appoints Philip Harris III as its true and lawful attorney-in-fact and agent on behalf of and in the name of Desert for the purposes of this Agreement, the Escrow Agreement and any other agreements executed by Desert in connection with the Closing (the "Desert Representative"). From and after the Effective Time, the Desert Representative shall receive written notices for the Desert under this Agreement, the Escrow Agreement and any other agreements executed by Desert in connection with the Closing (collectively, "Desert Documents") and shall have full power and authority to represent all Persons who as of the Closing Date directly or indirectly through Signature Theatre Investors, LLC ("STI") hold equity interests in Desert ("Affected Persons"), with respect to all matters arising under the Desert Documents, and all action taken by the Desert Representative hereunder, pursuant to authority granted herein, shall be binding upon Desert and the Affected Persons. Without limiting the generality of the foregoing, with respect to all matters under this Agreement, the Desert Representative shall have full power and authority, on behalf of Desert and the Affected Persons, to interpret all the terms and provisions of the Desert Documents, to negotiate and compromise any dispute which may arise under the Desert Documents, to sign any releases or other documents with respect to any such dispute, to authorize payments to be made with respect thereto, and to retain such counsel and consultants as appropriate and necessary to carry out its duties. The Desert Representative, or any successor hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor Desert Representative as hereinafter provided. In case of such resignation, or in the event of the death or inability to act of the Desert Representative, a successor shall be named by the prior Desert Representative or by the holders of a majority of the interests of the Affected Persons (as determined immediately prior to the Closing). Each such successor Desert Representative shall, after agreeing to become a party hereto by signing a counterpart signature page as the Desert Representative, have all the power, authority, rights, and privileges hereby conferred upon an original Desert Representative, and the term "Desert Representative" as used herein shall be deemed to include each such successor Desert Representative. The power-of-attorney granted in this Section 12.10 is coupled with an interest and is irrevocable. The other Parties hereto shall be entitled to rely exclusively upon any communication given or other action taken by the Desert Representative pursuant to this Agreement, and shall not be liable for any action taken or not taken in reliance on a communication or other instruction from the Desert Representative. Consistent with the foregoing, it is understood and agreed that in the event after the Closing Date, Buyer or one or more of its Affiliates acquires STI, the sole member of Desert (through merger or otherwise), then neither Buyer nor any such Affiliate shall be deemed to be a successor of Desert for purposes of this Section 12.10, nor shall Buyer or any such Affiliate succeed to any rights of Desert under this Agreement or right of representation by the Desert Representative.

        12.11.    Severability

        If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        12.12.    Construction

        The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Schedules" refer to the corresponding Articles, Sections and Schedules of this Agreement and the Disclosure Schedule.

        12.13.    Governing Law

        This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

        12.14.    Execution of Agreement

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:
REGAL CINEMAS, INC.
				By:	/s/ MICHAEL L. CAMPBELL
					Name:	Michael L. Campbell
					Title:	Chief Executive Officer
Sellers:
SIGNATURE THEATRES, LLC
By:	Signature Theatres Management Company, Its Manager
	By:	/s/ PHILIP HARRIS
		Name:	Philip Harris
		Title:	President
TURLOCK CINEMAS, LLC
By:	Signature Theatres Management Company, Its Manager
	By:	/s/ PHILIP HARRIS
		Name:	Philip Harris
		Title:	President
SIGNATURE DESERT CINEMAS, LLC
By:	Signature Theatres Management Company, Its Manager
	By:	/s/ PHILIP HARRIS
		Name:	Philip Harris
		Title:	President
DESERT REPRESENTATIVE:
/s/ PHILIP HARRIS III Philip Harris III

        TO: Regal Cinemas, Inc., as Buyer and Signature Theatres, LLC, Turlock Cinemas, LLC and Signature Desert Cinemas, LLC, as Sellers

        The undersigned hereby acknowledges receipt of a fully executed copy of the Asset Purchase Agreement dated as of April     , 2004 (the "Purchase Agreement") between Sellers and Buyer. The undersigned agrees to serve as Closing Escrow Holder pursuant to the terms of the Purchase Agreement.

Dated: April 19, 2004	FIRST AMERICAN TITLE INSURANCE COMPANY
	By:	/s/ MIRIAM BROWN
	Name:	Miriam Brown
	Its:	Certified Senior Escrow Officer

        Each of the undersigned, being the direct or indirect owner of all of the outstanding capital stock of the Buyer, hereby jointly and severally guaranty, for the benefit of Sellers and, to the extent applicable, the Affiliate Guarantors, the payment and performance of Buyer of (i) Buyer's indemnity obligations under Section 11.3(d) of the Agreement that relate to Liabilities under the Assigned Leases that arise after the Effective Time and relate to facts, circumstances or conditions existing, initiated or occurring after the Effective Time (except as set forth in Section 2.4(b)) and (ii) Buyer's indemnity obligations under Section 5.10 of the Agreement.

REGAL ENTERTAINMENT GROUP
By:	/s/ MICHAEL L. CAMPBELL
Name:	Michael L. Campbell
Title:	Chairman, Chief Executive Officer
REGAL ENTERTAINMENT HOLDINGS, INC.
By:	/s/ R. E. HARDY
Name:	R. E. Hardy
Title:	Executive Vice President, Secretary
REGAL CINEMAS CORPORATION
By:	/s/ MICHAEL L. CAMPBELL
Name:	Michael L. Campbell
Title:	Chief Executive Officer

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  Exhibit 10.2
ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT
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RECITALS